UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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CARMIKE CINEMAS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2007

The Annual Meeting of Stockholders of Carmike Cinemas, Inc. will be held at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia on Friday, May 18, 2007, commencing at 9:00 a.m., local time.

At the meeting, the stockholders will be asked to:

1.	Elect eight (8) directors to serve for the ensuing year or until their successors are duly elected and have qualified;

2.	Approve the Carmike Cinemas, Inc. Annual Executive Bonus Program; and

3.	Transact any other business that may properly be brought before the meeting.

The Board of Directors has fixed the close of business on Tuesday, March 27, 2007, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,

LEE CHAMPION

Secretary

Columbus, Georgia

April 18, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

CARMIKE CINEMAS, INC.

PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2007

This proxy statement and the accompanying proxy card are furnished to the stockholders of Carmike Cinemas, Inc. (which we refer to as “we,” “us,” “our” and “Carmike” in this proxy statement) in connection with the solicitation of proxies by the Board of Directors of Carmike for use at the Annual Meeting of Stockholders to be held on Friday, May 18, 2007, at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia at 9:00 a.m., local time, and any adjournments thereof. All stockholders are encouraged to attend the meeting. Carmike expects to mail this proxy statement and accompanying proxy card to Carmike’s stockholders starting on or about Wednesday, April 18, 2007. Carmike’s 2006 Annual Report to stockholders, which should be read in conjunction with the matters discussed in this proxy statement, is also enclosed. Your proxy is requested, however, whether or not you attend in order to assure maximum participation.

At the Annual Meeting, stockholders will be requested to act upon the matters set forth in this proxy statement. If you are not present at the meeting, your shares can be voted only when represented by proxy. You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. When you sign the proxy card, you appoint Michael W. Patrick, Fred W. Van Noy and Lee Champion as your representatives at the meeting. Mr. Patrick, Mr. Van Noy and Mr. Champion will vote your shares at the meeting as you have instructed them on the proxy card. This way your shares will be voted whether or not you attend the annual meeting. If you return a signed card but do not provide voting instructions, your shares will be voted for the eight named nominees and to approve the Carmike Cinemas, Inc. Annual Executive Bonus Program. If any issue comes up for vote at the meeting that is not on the proxy card, Mr. Patrick, Mr. Van Noy and Mr. Champion will vote your shares, under your proxy, in their discretion.

Any proxy signed and returned by you may be revoked at any time before it is voted by your delivering a new duly executed proxy card bearing a later date or by your appearing and voting in person at the meeting. The expenses incidental to the preparation and mailing of these proxy materials are being paid by Carmike. No solicitation is planned beyond the mailing of this proxy material to stockholders.

Preliminary voting results will be announced at the meeting. Carmike will publish the final results in Carmike’s quarterly report on Form 10-Q that it will file with the Securities and Exchange Commission (the “SEC”) for the second quarter of 2007.

The principal executive offices of Carmike are located at 1301 First Avenue, Columbus, Georgia 31901. The telephone number is (706) 576-3400.

QUORUM AND VOTING REQUIREMENTS

The close of business on Tuesday, March 27, 2007 has been fixed as the record date for the determination of stockholders of Carmike entitled to notice of and to vote at the Annual Meeting. On that date, Carmike had outstanding 13,004,372 shares of common stock, $.03 par value (the “Common Stock”). Each share of Common Stock entitles the holder thereof to one vote per share on all matters properly coming before the meeting.

At the Annual Meeting, the holders of stock representing a majority of the voting power of all Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum. Abstentions will be treated as present for purposes of determining a quorum.

If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions. These circumstances include certain “routine” matters, such as the election of directors. Therefore, if you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

A brokerage firm cannot vote customers’ shares on non-routine matters. Therefore, if your shares are held in street name and you do not provide voting instructions, your shares will not be voted on non-routine matters. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy. Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting. Broker non-votes will have no effect on the outcome of the voting on non-routine matters. We anticipate, subject to the interpretation of the New York Stock Exchange, that the Carmike Cinemas, Inc. Annual Executive Bonus Program will be considered a non-routine matter.

Directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. This means that the eight directors receiving the greatest number of votes will be elected as directors. Votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

Approval of the Carmike Cinemas, Inc. Annual Executive Bonus Program requires the affirmative vote of a majority of the votes of the holders of the Common Stock represented and entitled to vote at a meeting at which a quorum is present. Abstentions will be included in the number of votes present and entitled to vote and accordingly will be treated as “no” votes.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors has nominated the eight individuals named below for election as directors of Carmike, each to serve until the next annual meeting of stockholders or until his or her respective successor is duly elected and qualified, or until his or her death, resignation, retirement or removal.

Carmike’s Amended and Restated By-laws state that the Board of Directors shall consist of eleven directors; however, at any annual or special meeting, the stockholders may, and at any meeting of the Board of Directors, the Board of Directors may, fix a different number of directors who shall constitute the full Board of Directors, but the full Board of Directors shall consist of not less than six and no more than twelve directors. The Board of Directors has set the full Board at eight directors.

All eight individuals nominated by the Board of Directors for election are presently directors of Carmike. It is the present intention of the persons named in the accompanying form of proxy to vote such proxy (unless authority to so vote is withheld) for the election of the eight nominees named below as directors of Carmike.

The Board of Directors expects that each of the nominees will be available to stand for election and to serve as a director. In the event a vacancy among the original nominees occurs prior to the meeting, the proxies may be voted for a substitute nominee or nominees named by the Board and for the remaining nominees, or the Board may provide for a lesser number of directors.

Nominees

The following is a brief description of the business experience of each nominee for at least the past five years. For purposes of this description, references to Carmike include Carmike’s predecessor, Martin Theatres, Inc., and ages are presented as of February 15, 2007:

Michael W. Patrick, 56, has served as our President since October 1981, director since April 1982, Chief Executive Officer since March 1989 and Chairman of the Board of Directors since January 2002. Mr. Patrick also currently serves as a member of the Executive Committee and Corporate Governance Committee. Mr. Patrick joined us in 1970 and served in a number of operational and film booking and buying capacities prior to becoming President. Mr. Patrick serves as a director of the Will Rogers Institute, and he is a member of the Board of Trustees of Columbus State University Foundation, Inc. Michael W. Patrick and Carl L. Patrick, Jr. are brothers.

Alan J. Hirschfield, 71, has been one of our directors since April 2002 and currently serves as the Chairman of the Audit Committee, and a member of the Executive Committee. Mr. Hirschfield is a private investor and consultant. From 1992 to 2000, he was Co-Chief Executive Officer of Data Broadcasting Corporation, a global provider of financial and business information, which merged with Financial Times/Pearsons, Inc. From 1986 to 1990, Mr. Hirschfield served as a consultant/investor in the entertainment/media industry. From 1982 to 1986, he was the Chairman and Chief Executive Officer of Twentieth Century Fox Film Corporation. Mr. Hirschfield was President and Chief Executive Officer of Columbia Pictures, Inc. from 1973 to 1978. He currently serves on the Boards of Directors of Cantel Medical Corp. (Vice-Chairman) and Leucadia National Corporation, a diversified holding company.

Kevin D. Katari, 37, has served as one of our directors since October 2006. Mr. Katari is a Managing Member of Watershed Asset Management, L.L.C., a manager of discretionary capital for institutional investors. He is also a Managing Member of its affiliate, WS Partners, L.L.C. Mr. Katari joined Watershed in April 2002 and has served as a Managing Member of Watershed Asset Management and WS Partners since March 2004. From 1999 to 2002, Mr. Katari was a co-founder, Vice President and member of the Board of Directors of Bluefire Systems, Inc., a startup retail consulting and software firm. Mr. Katari currently serves on the Board of Directors and as Chairman of the Board of Silicon Graphics, Inc., on the Board of Directors of Leader Ventures, LLC and on the Board of Trustees of the Seven Hills School in Walnut Creek, California.

S. David Passman III, 54, has been one of our directors since June 2003 and currently serves as the Board of Directors’ lead independent director, as a member of the Executive Committee, Audit Committee, and the Compensation and Nominating Committee. Mr. Passman has served as the President and Chief Executive Officer of STL, Inc., a book publishing and distribution company, since June 1, 2005 and is a member of its Board of Directors. Mr. Passman served as the President of the Harland Printed Products and Harland Checks divisions of John H. Harland Co., a provider of printed products and software and related services to the financial institution market, from 1999 to 2003 and as Chief Financial Officer from 1996 to 1999. From 1981 to 1996, Mr. Passman was a partner in the tax division of Deloitte & Touche LLP, a public accounting firm. Mr. Passman served as the Managing Partner of the Atlanta, Georgia office of Deloitte & Touche LLP from 1993 to 1996. Mr. Passman is a Certified Public Accountant.

Carl L. Patrick, Jr., 60, has served as one of our directors since April 1982, and currently serves as a member of the Corporate Governance Committee. He is the retired Chairman of the Board of Summit Bank Corporation, a commercial bank, and is currently a private investor. Mr. Patrick was the Director of Taxes for the Atlanta, Georgia office of Arthur Young & Co., a public accounting firm, from October 1984 to September 1986. Previously, he was a Certified Public Accountant with Arthur Andersen & Co., a public accounting firm, from 1976 to October 1984. Carl L. Patrick, Jr. and Michael W. Patrick are brothers.

Roland C. Smith, 52, has been one of our directors since April 2002 and currently serves as Chairman of the Compensation and Nominating Committee, and as a member of the Executive Committee. Mr. Smith has served as the Chief Executive Officer of Arby’s Restaurant Group, Inc., a restaurant owner operator and franchiser, since April 2006. Mr. Smith served as President and Chief Executive Officer of American Golf Corporation and National Golf Properties, an owner and operator of golf courses, from February 2003 to November 2005. He was President and Chief Executive Officer of AMF Bowling Worldwide, Inc., an owner and operator of bowling centers, from April 1999 until January 2003. Mr. Smith previously served as President and Chief Executive Officer of the Triarc Restaurant Group (the predecessor to Arby’s Restaurant Group, Inc.) from February 1997 to April 1999.

Fred W. Van Noy, 49, has served as one of our directors since December 2004. Mr. Van Noy joined us in 1975. He served as a District Manager from 1984 to 1985 and as Western Division Manager from 1985 to 1988, when he became Vice President—General Manager. In December 1997, he was elected to the position of Senior Vice President—Operations. In November 2000, he became Senior Vice President—Chief Operating Officer.

Patricia A. Wilson, 56, has served as one of our directors since April 2004 and currently serves as a member of the Audit Committee and Compensation and Nominating Committee, and Chair of the Corporate Governance Committee. Ms. Wilson has been practicing as a private attorney since October 2002, advising both private and public companies in corporate and securities law. Ms. Wilson served as the General Counsel to NDCHealth Corporation, a provider of information systems and services to the healthcare market, from October 2000 to October 2002. Prior to joining NDCHealth Corporation, she was a partner with the law firm of Troutman Sanders LLP from 1988 to September 2000 practicing in the fields of corporate finance and securities law.

The Board of Directors recommends a vote FOR the nominees set forth above.

Committee Functions, Membership and Meetings

For a further discussion of the activities of the Board of Directors and its committees, please see the section entitled “Corporate Governance” below.

PROPOSAL TWO:

APPROVAL OF THE CARMIKE CINEMAS, INC.

ANNUAL EXECUTIVE BONUS PROGRAM

Carmike is providing the following information regarding the Carmike Cinemas, Inc. Annual Executive Bonus Program (the “Program”) in connection with the solicitation of proxies for approval of the Program. The following description of the Program is a summary only and does not purport to be complete. The summary is qualified in its entirety by reference to the text of the Program, which is attached hereto as Appendix A.

Background

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), Carmike cannot deduct compensation paid in any fiscal year to our NEOs for such year which exceeds $1 million, unless such compensation meets the requirements for performance-based compensation under Section 162(m) of the Code.

In order to avoid this deduction limitation in the future, our Compensation and Nominating Committee proposes that any annual bonus paid to any NEO, to the extent practicable, satisfy the requirements for performance-based compensation set forth in Section 162(m) of the Code. One of those requirements under Section 162(m) of the Code is that our stockholders approve the material terms of the Program.

Purpose

The purpose of the Program is to give each participant the opportunity to receive an annual bonus for each fiscal year payable in cash, if, and to the extent, the Compensation and Nominating Committee determines that the performance goals set by the Committee for each participant for such year have been satisfied.

Administration

The Program is administered by our Compensation and Nominating Committee, each member of which is an “outside director” within the meaning of Section 162(m) of the Code.

Participants

The Compensation and Nominating Committee has the right to designate any executive officer of Carmike, including our Chief Executive Officer and any other employee of Carmike whom the Committee deems a key employee, as a participant in the Program provided such designation is made no later than 90 days from the beginning of the fiscal year. We currently have eight participant executive officers.

Business Criteria upon Which Performance Goals are Based

The Compensation and Nominating Committee will establish performance goals for each participant for each fiscal year no later than 90 days after the beginning of such year. The performance goals for participants may be different and, further, each participant’s performance goals may be based on different business criteria. However, all performance goals will be based on one or more of the following business criteria, or any variations of the following business criteria: (1) our return over capital costs or increases in our return over capital costs, (2) our total earnings or the growth in such earnings, (3) our consolidated earnings or the growth in such earnings, (4) our earnings per share or the growth in such earnings, (5) our net earnings or the growth in such earnings, (6) our earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) our earnings before interest and taxes or the growth in such earnings, (8) our consolidated net income or the growth in such income, (9) the value of our common stock or the growth in such value, (10) our stock price or the growth in such price, (11) our return on assets or the growth on such return, (12) our consolidated cash flow, theatre level cash flow or the growth in such cash flow, (13) our total stockholder return or the growth in such return, (14) our expenses or the reduction of our expenses, (15) our admissions or concessions revenue or the growth in such revenue, (16) our admissions pricing, concessions pricing and film rent or changes in such items, (17) our overhead ratios or changes in such ratios, (18) our expense-to-sales ratios or the changes in such ratios, (19) our economic value added or changes in such value added, (20) our capital structure (debt or equity) or changes to such capital structure, and (21) our overall financial condition as measured by reference to one or more covenants contained in debt instruments to which we are a party from time to time. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, business criteria may be based upon a participant’s attainment of personal objectives with respect to any of the foregoing business criteria, or (A) implementing policies, plans or systems (tangible and intangible), (B) negotiating or completing transactions, (C) developing long-term business goals or exercising managerial responsibility, (D) developing new business lines, (E) hiring personnel, and (F) training personnel.

The performance goals for our Chief Executive Officer will be based on criteria related to company-wide performance while the performance goals for other participants will, as the Compensation and Nominating Committee deems appropriate, be based on criteria related to company-wide performance, division-specific performance, department-specific performance, region-specific performance, personal performance or any combination of such criteria.

Maximum Annual Bonus

The maximum annual bonus payable under the Program to any participant for any fiscal year cannot exceed 200% of the base salary which is paid to such participant in such fiscal year or $2 million, whichever is less. However, a bonus will be paid to a participant under the Program for a fiscal year only to the extent the participant satisfies his or her performance goals for such bonus for such fiscal year, and the Compensation and Nominating Committee certifies in writing prior to payment of any bonus under the Program the extent, if any, to which a participant has satisfied his or her performance goals for each fiscal year. Finally, the Compensation and Nominating Committee shall have the discretion to reduce but not to increase the bonus payable to any participant if the Compensation and Nominating Committee acting in its discretion determines that the performance goals set for such participant for a fiscal year were no longer appropriate for such participant at the end of the fiscal year.

Amending and Terminating the Program

The Compensation and Nominating Committee shall have the power to amend the Program from time to time as the Committee deems necessary or appropriate and to terminate the Program if the Committee deems such termination in the best interest of Carmike.

Estimate of Benefits

The Compensation and Nominating Committee, subject to our stockholders approving the Program, set performance goals (both EBITDA-based goals and non-financial objectives) under the Program for the current fiscal year ending December 31, 2007. It is not possible to predict today the extent to which any performance goals will be satisfied for fiscal year 2007; however, if each executive achieves 100% of the performance goal established by the Compensation and Nominating Committee for fiscal year 2007, the bonus for fiscal year 2007 for each participant will be as follows:

Name and Principal Position	Dollar Value
Michael W. Patrick President, Chief Executive Officer and Chairman of the Board of Directors	$425,000

Richard B. Hare Senior Vice President—Finance, Treasurer and Chief Financial Officer	150,000

Fred W. Van Noy Senior Vice President and Chief Operating Officer	150,000

Anthony J. Rhead Senior Vice President—Entertainment and Digital	125,000

Lee Champion Senior Vice President, General Counsel and Secretary	100,000

Larry Collins Vice President—Film	100,000

Gary F. Krannacker Vice President and General Manager Operations	75,000

Jeffrey A. Cole Assistant Vice President—Controller and Chief Accounting Officer	50,000

Executive Officers as a Group	$1,175,000

The Board of Directors recommends a vote FOR the approval of the

Carmike Cinemas, Inc. Annual Executive Bonus Program.

CORPORATE GOVERNANCE

Corporate Governance Information

The Code of Conduct for Officers, Directors and Employees, the Lead Director Guidelines and the charters for the Compensation and Nominating Committee, Corporate Governance Committee and Audit Committee are available, along with other corporate governance information, on our company website at www.carmike.com.

Board Meetings

The business of Carmike is managed by or under the direction of the Board of Directors. The Board of Directors met 21 times during the year ended December 31, 2006. The significant increase in the number of Board meetings in 2006 related to our financial restatement and related matters. Each of the incumbent directors attended at least 75% of the aggregate of: (1) the total meetings of the Board of Directors held during the period that he or she served during 2006 and (2) the total meetings held by all committees of the Board on which he or she served during 2006. The Board of Directors has adopted a policy whereby directors are expected to attend Carmike’s Annual Meeting of Stockholders. At the 2006 Annual Meeting of Stockholders, all members of the Board of Directors were present except for James J. Gaffney, who previously determined not to stand for reelection.

Committees of the Board of Directors

Executive Committee

The Executive Committee consists of Michael W. Patrick, Roland C. Smith, S. David Passman III and Alan J. Hirschfield. Also, pursuant to Carmike’s Lead Director Guidelines, the Lead Director (currently, Mr. Passman) serves as a member of the Executive Committee. The Executive Committee met one time during the year ended December 31, 2006.

The primary purpose of the Executive Committee is to assist the Board of Directors in fulfilling its responsibilities relating to capital expenditures, investments, acquisitions and financing activities based on the criteria established in the Committee’s charter. The Executive Committee is responsible for reviewing and approving transactions and agreements related to dispositions, acquisitions, joint ventures, capital expenditures, developments and refurbishments, indebtedness and vendor and supplier obligations.

Compensation and Nominating Committee

The Compensation and Nominating Committee currently consists of Roland C. Smith, as Chairman, S. David Passman, III and Patricia A. Wilson. The Board of Directors has determined that all members of the Compensation and Nominating Committee are independent as defined under the rules and regulations of the SEC, applicable listing standards of The Nasdaq Stock Market, Inc. (the “Nasdaq listing standards”) and the Code. The Compensation and Nominating Committee met eleven times during the year ended December 31, 2006.

The Compensation and Nominating Committee is responsible for, among other things:

•	approving all salary arrangements and other remuneration for the Chief Executive Officer and other senior officers of Carmike;

•	administering the Carmike Cinemas, Inc. 2002 Stock Plan and the 2004 Incentive Stock Plan;

•	reviewing annual incentive opportunity levels and goals;

•	reviewing and approving employment agreements, severance agreements and change in control agreements for the Chief Executive Officer and other senior officers of Carmike;

•	selecting potential candidates to be nominated for election to the Board of Directors;

•	recommending potential candidates for election to the Board of Directors;

•	making recommendations to the Board of Directors concerning the structure and membership of other Board committees; and

•	evaluating and recommending to the Board of Directors the resignation of individual directors for appropriate reasons, as determined by the Committee in its discretion.

Corporate Governance Committee

The Corporate Governance Committee consists of Patricia A. Wilson, as Chairperson, Carl L. Patrick, Jr. and Michael W. Patrick. The Corporate Governance Committee met two times during the year ended December 31, 2006.

The primary purpose of the Corporate Governance Committee is to assist the Board of Directors in fulfilling its responsibilities relating to ensuring that Carmike’s corporate governance policies, procedures and practices continue to effectively promote the best interests of Carmike’s stockholders.

The Corporate Governance Committee is responsible for, among other things:

•	reviewing any questions regarding the independence of directors;

•	advising and making recommendations to the Board of Directors on matters concerning corporate governance and directorship practices; and

•	ensuring that the independent members of the Board of Directors meet in regularly scheduled executive sessions at which only independent directors are present.

Audit Committee

The Audit Committee consists of Alan J. Hirschfield, as Chairman, Patricia A. Wilson and S. David Passman III. The Board of Directors has determined that each member of the Audit Committee is independent under applicable law and the rules and requirements of the SEC and the Nasdaq listing standards. In addition, the Board of Directors has determined that each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards and that Mr. Passman, designated by the Board of Directors as the “audit committee financial expert” under SEC rules, meets the Nasdaq professional experience requirements.

The Audit Committee is responsible for, among other things:

•	directly appointing, retaining, overseeing, compensating and terminating the independent auditors;

•	discussing with the independent auditors their independence;

•	reviewing with the independent auditors the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by the independent auditors;

•	reviewing and approving all related party transactions;

•	overseeing the financial reporting process and discussing with management and the independent auditors the interim and annual financial statements that Carmike files with the SEC; and

•	reviewing and monitoring Carmike’s accounting principles, policies and financial and accounting controls.

The Audit Committee met 26 times during the year ended December 31, 2006. The significant increase in the number of Audit Committee meetings in 2006 related to our financial restatement and related matters.

Director Independence

In 2007, the Board of Directors reviewed and analyzed the independence of each director under the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations, the Nasdaq listing standards and the Code.

The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined transactions and relationships between directors or their affiliates and Carmike or senior management.

As a result of this review, the Board of Directors affirmatively determined that all directors and nominees for director are independent for purposes of serving on the Board of Directors, except for Messrs. Michael W. Patrick, Carl L. Patrick, Jr. and Fred W. Van Noy. The Board of Directors has further determined that all members of the Audit Committee and the Compensation and Nominating Committee are independent. There are no independence requirements for the Executive Committee or the Corporate Governance Committee. Michael W. Patrick and Fred W. Van Noy are not considered independent because they are employed by Carmike. Carl L. Patrick, Jr. is not considered independent because he is the brother of Michael W. Patrick.

Selection of Director Nominees

General Criteria and Process.

In identifying and evaluating director candidates, the Compensation and Nominating Committee does not set specific criteria for directors. Under its charter, which is available on Carmike’s website at www.carmike.com, the Compensation and Nominating Committee is responsible for determining desired board skills and attributes and considering personal and professional integrity, ability, judgment and other factors deemed appropriate. The Compensation and Nominating Committee generally believes that candidates should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. Directors also must be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on the Board of Directors for an extended period of time. The Compensation and Nominating Committee may retain a third-party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

The Compensation and Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether the Board of Directors or its committees have specific unfulfilled needs. The Compensation and Nominating Committee then considers candidates identified by the committee, other directors, Carmike’s executive officers and stockholders, and, if applicable, a third party search firm. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board of Directors and its committees. The Compensation and Nominating Committee then selects nominees to recommend to the Board of Directors, which considers and makes the final selection of director nominees and directors to serve on its committees. The Compensation and Nominating Committee may use whatever process it deems appropriate under the circumstances when evaluating nominees recommended by stockholders.

Stockholder Nominations.

The Compensation and Nominating Committee has not adopted a specific policy regarding the consideration of stockholder director nominees. Stockholders who wish to recommend nominees for consideration by the Compensation and Nominating Committee may submit their nominations in writing to our Secretary at our corporate address provided in this proxy statement. The Compensation and Nominating Committee may consider such stockholder nominations when it evaluates and recommends nominees to the Board of Directors for submission to the stockholders at each annual meeting. In addition, stockholders may nominate directors for election without consideration by the Compensation and Nominating Committee. Any stockholder of record may nominate an individual by following the procedures and deadlines set forth in the “Stockholder Proposals” section of this proxy statement.

As of March 31, 2007, the Compensation and Nominating Committee had not received a recommended nominee, in connection with the 2007 Annual Meeting of Stockholders, from any stockholder or group of stockholders that beneficially owned more than 5% of Carmike’s Common Stock.

AUDIT COMMITTEE REPORT

The Audit Committee consists of Alan J. Hirschfield, as Chairman, S. David Passman III and Patricia A. Wilson. Each of Messrs. Hirschfield and Passman and Ms. Wilson meets the applicable independence requirements of the SEC and the Nasdaq listing standards. In addition, each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards and Mr. Passman, designated by the Board of Directors as the “audit committee financial expert” under SEC rules, meets the Nasdaq professional experience requirements as well. The Audit Committee operates under a written charter adopted by the Board of Directors on May 9, 2003, a copy of which is available on Carmike’s website at www.carmike.com.

The primary responsibility of the Audit Committee is to oversee Carmike’s financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. Management is responsible for preparing Carmike’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management Carmike’s audited financial statements as of and for the year ended December 31, 2006. The Audit Committee also has discussed with Deloitte & Touche LLP, Carmike’s independent registered public accounting firm for fiscal 2006, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Deloitte & Touche LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

Based on those reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Carmike’s 2006 Annual Report on Form 10-K for filing with the SEC.

The foregoing has been furnished by the Audit Committee of Carmike’s Board of Directors.

By the Audit Committee:	Alan J. Hirschfield, Chairman
S. David Passman III
April 11, 2007	Patricia A. Wilson

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the “Acts”), except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

FEES PAID TO INDEPENDENT AUDITORS

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP, Carmike’s independent auditor for fiscal year 2005, for the audit of our annual financial statements for the year ended December 31, 2005, and Deloitte & Touche USA LLP, for the audit of our annual financial statements for the year ended December 31, 2006, and fees billed for other services rendered by PricewaterhouseCoopers LLP and Deloitte & Touche USA LLP during those periods:

	2005	2006
Audit Fees (1)	$3,314,924	$2,480,965
Tax Fees (2)	137,100	164,447
All Other Fees	—	—

Total Fees Paid to Auditor	$3,452,024	$2,645,412

(1)	Audit fees and expenses primarily relate to the 2005 and 2006 annual audits, the review of quarterly reports on Form 10-Q, the review of registration statements and the audit of internal control over financial reporting.

(2)	Tax fees primarily relate to tax compliance and tax advice on Section 382 of the Code.

Audit Committee Policy for Pre-Approval of Independent Auditor Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. Pursuant to its charter, the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent auditor.

Requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided and the estimated total cost and are submitted to Carmike’s Chief Financial Officer or Controller. The Chief Financial Officer or Controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. The Audit Committee will be informed on a regular basis regarding the services rendered by the independent auditor in accordance with our general pre-approval policy.

None of the services related to the Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Holders

The following table sets forth certain information as to our common stock beneficially owned by each person, other than persons whose ownership is reflected under the caption “Security Ownership of Management,” who is known by us to own, directly or indirectly, more than 5% of the outstanding shares of our common stock as of February 15, 2007, and reflects information presented either in each such person’s filings with the SEC or otherwise provided to us. We have included information regarding Kevin D. Katari, a director, in the table listing “Security Ownership of Management” below.

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class (1)
Avenue Capital Management II, L.P. (2) 535 Madison Avenue, 15th Floor New York, NY 10022	1,057,600	8.1%

Dimensional Fund Advisors LP (3) 1299 Ocean Avenue Santa Monica, CA 90401	771,427	5.9%

FMR Corp. (4) 82 Devonshire Street Boston, MA 02109	1,332,000	10.2%

Fine Capital Partners, L.P. (5) 152 West 57th Street, 37th Floor New York, NY 10019	1,050,700	8.1%

Royce & Associates, LLC (6) 1414 Avenue of the Americas New York, NY 10019	1,128,200	8.7%

Stadium Capital Management, Inc. (7) 19875 Village Office Court, Suite 101 Bend, OR 97702	909,749	7.0%

Watershed Asset Management, L.L.C. (8) One Maritime Plaza, Suite 1525 San Francisco, CA, 94111	853,185	6.6%

(1)	Percent of class is with respect to outstanding shares of common stock as of February 15, 2007 (13,004,372 shares of common stock outstanding on that date).

(2)	According to the Schedule 13G filed January 24, 2007, Avenue Capital Management II, L.P., a Delaware limited partnership, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and has voting and dispositive authority over the 1,057,600 shares which are held directly by Avenue Investments, L.P., a Delaware limited partnership, Avenue International, Ltd., a Cayman Islands exempted company, and Avenue Special Situations Fund IV, L.P., a Delaware limited partnership (collectively the “Avenue Entities”). Avenue Capital Management II, L.P. is an investment adviser to each of the Avenue Entities. Avenue Capital Management II GenPar, LLC is the general partner of Avenue Capital Management II, L.P. and Marc Lasry is the Managing Member of Avenue Capital Management II GenPar, LLC.

(3)

According to the Schedule 13G filed February 9, 2007, Dimensional Fund Advisors LP, a Delaware limited partnership, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and has sole voting and dispositive authority over 771,427 shares. Dimensional Funds LP (“Dimensional”)

furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(4)	According to the Schedule 13G filed April 10, 2007, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,271,400 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Fidelity Funds”). The ownership of one investment company, Fidelity Small Cap Independence, amounted to 1,271,400 shares or 9.7% of the common stock outstanding. Neither FMR Corp. nor Edward C. Johnson III, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Members of the Edward C. Johnson III family are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(5)	According to the Schedule 13D filed October 31, 2006, such shares are held directly by private investment funds managed by Fine Capital Partners, L.P., a Delaware limited partnership (“FCP”). FCP, as the investment manager to the private investment funds owning the shares, and Fine Capital Advisors, LLC, a Delaware limited liability company (“FCA”), as the general partner of FCP, have voting and dispositive authority over such shares. Ms. Debra Fine is the sole Manager of FCA and the President of FCP, and as such, shares dispositive and voting authority over the shares.

(6)	According to the Schedule 13G filed January 18, 2007, Royce & Associates, LLC is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, and has voting and dispositive authority over the 1,128,200 shares, and therefore may be deemed to be the beneficial owner of the shares by virtue of such authority. Royce & Associates, LLC disclaims beneficial ownership of the shares.

(7)	According to the Schedule 13G filed February 14, 2007, Stadium Capital Management, LLC, a Delaware limited liability company, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and has voting and dispositive authority over the 909,749 shares, which are held directly by Stadium Capital Partners, L.P., a California limited partnership. Alexander M. Seaver and Bradley R. Kent are the Managing Members of Stadium Capital Management, which is the general partner of Stadium Capital Partners, and as such may be deemed to control such entities, and therefore may be deemed to be the beneficial owners of the shares. Stadium Capital Partners filed the statement jointly with Stadium Capital Management, Messrs. Seaver and Kent, but not as a member of a group, and expressly disclaim membership in a group.

(8)

According to the Schedule 13D filed September 18, 2006, Watershed Capital Partners, L.P. (“WCP”) directly owns 152,215 shares. Watershed Capital Institutional Partners, L.P. (“WCIP”) directly owns 467,100 shares. WS Partners, L.L.C., as the general partner of WCP and WCIP, may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), to beneficially own the 619,315 shares owned by WCP and WCIP. Watershed Asset Management, L.L.C., as the investment advisor to WCP, WCIP and Watershed Capital Partners (Offshore), Ltd. (“Watershed Offshore” and collectively the “Watershed Funds”), may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to beneficially own the 853,185 shares owned directly by the Watershed Funds, including the 233,870 shares owned directly by Watershed Offshore. As the Senior Managing Member of each of Watershed Asset Management, L.L.C. and WS Partners, L.L.C. (collectively, the “Watershed Management Entities”),

Ms. Meridee Moore may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to beneficially own the 853,185 shares beneficially owned by the Watershed Management Entities. The Watershed Management Entities and Ms. Moore disclaim any beneficial ownership of any of the shares owned by the Watershed Funds. All of the above-mentioned persons and entities disclaim group attribution. Kevin D. Katari, a Carmike director, is a Managing Member of the Watershed Management Entities.

Security Ownership of Management

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of February 15, 2007 by:

•	our current directors and nominees;

•	our named executive officers; and

•	all directors and executive officers as a group.

The address for the following individuals is: c/o Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901.

Name of Beneficial Owner (1)	Beneficial Ownership	Percent of Class (1)
Michael W. Patrick (2)	450,230	3.5%
Lee Champion	39	*
Richard B. Hare (3)	12,500	*
Anthony J. Rhead (4)	78,297	*
Fred W. Van Noy (4)	78,345	*
Alan J. Hirschfield (5)	37,750	*
Kevin D. Katari (6)	7,500	*
S. David Passman III (7)	7,750	*
Carl L. Patrick, Jr. (8)	96,367	*
Roland C. Smith (9)	7,750	*
Patricia A. Wilson (10)	7,750	*
All directors and executive officers as a group (12 persons)	784,278	6.0%

*	Indicates less than 1%.

(1)	Percent of class is with respect to outstanding shares of our common stock as of February 15, 2007 (13,004,372 shares of our common stock outstanding on that date). Information for Martin A. Durant, our former Senior Vice President—Finance, Treasurer and Chief Financial Officer, is not included, as he ceased serving in such capacity on March 31, 2006.

(2)	Includes 974 shares of our common stock held by Michael W. Patrick, Carmike’s President, Chief Executive Officer and Chairman of the Board of Directors, in an Individual Retirement Account. Excludes 11,613 shares of common stock held in trust for Michael W. Patrick by C. L. Patrick, as trustee, the remainder interest of which Michael W. Patrick has purchased, and 48,100 shares of common stock held by Carmike Cinemas, Inc. Deferred Compensation Trust for the Benefit of Michael W. Patrick.

(3)	Includes 7,500 restricted shares granted to Mr. Hare on March 27, 2006 in connection with his hiring. One-third of these shares vest on each of March 27, 2007, 2008 and 2009, respectively. This amount also includes 5,000 restricted shares granted to Mr. Hare on August 30, 2006, one-third of which will vest on each of August 30, 2007, 2008 and 2009, respectively.

(4)	Includes options to purchase 36,667 shares that vested on December 31, 2005, and 36,667 shares that vested on December 31, 2006.

(5)

Includes 30,000 shares owned by the Alan J. Hirschfield Living Trust, options to purchase 5,000 shares that vested on October 14, 2002, the date of grant, 250 shares of restricted stock issued under the 2004 Incentive

Stock Plan which vested on May 19, 2006, and 2,500 shares of restricted stock issued under the 2004 Incentive Stock Plan which vests at the next Annual Meeting of Stockholders.

(6)	Includes options to purchase 5,000 shares that vested on October 20, 2006, the date of grant, and 2,500 shares of restricted stock issued under the 2004 Incentive Stock Plan which vests at the next Annual Meeting of Stockholders. Kevin D. Katari, one of our Directors, is a Managing Member of the Watershed Management Entities. According to Schedule 13D filed on September 18, 2006, Watershed Capital Partners, L.P. (“WCP”) directly owns 152,215 shares. Watershed Capital Institutional Partners, L.P. (“WCIP”) directly owns 467,100 shares. WS Partners, L.L.C., as the general partner of WCP and WCIP, may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), to beneficially own the 619,315 shares owned by WCP and WCIP. Watershed Asset Management, L.L.C., as the investment advisor to WCP, WCIP and Watershed Capital Partners (Offshore), Ltd. (“Watershed Offshore” and collectively the “Watershed Funds”), may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to beneficially own the 853,185 shares owned directly by the Watershed Funds, including the 233,870 shares owned directly by Watershed Offshore, As the Senior Managing Member of each of Watershed Asset Management, L.L.C. and WS Partners, L.L.C. (collectively, the “Watershed Management Entities”), Ms. Meridee Moore may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to beneficially own the 853,185 shares beneficially owned by the Watershed Management Entities. The Watershed Management Entities and Ms. Moore disclaim any beneficial ownership of any of the shares owned by the Watershed Funds. All of the above-mentioned persons and entities disclaim group attribution.

(7)	Includes options to purchase 5,000 shares that vested on June 2, 2003, the date of grant, 250 shares of restricted stock issued under the 2004 Incentive Stock Plan which vested May 19, 2006, and 2,500 shares of restricted stock issued under the 2004 Incentive Stock Plan which vests at the next Annual Meeting of Stockholders.

(8)	Includes 38 shares of common stock owned by Carl L. Patrick, Jr.’s wife, as to which shares Carl L. Patrick, Jr., one of our directors, disclaims beneficial ownership. Includes 97 shares of common stock held as custodian for his son. Includes 250 shares of restricted stock issued under the 2004 Incentive Stock Plan which vested May 19, 2006, and 2,500 shares of restricted stock issued under the 2004 Incentive Stock Plan which vests at the next Annual Meeting of Stockholders. Excludes 11,613 shares of our common stock held in trust for Carl L. Patrick, Jr. by Frances E. Patrick, as trustee, the remainder interest of which Carl L. Patrick, Jr. has purchased.

(9)	Includes options to purchase 5,000 shares that vested on August 14, 2002, the date of grant, 250 shares of restricted stock issued under the 2004 Incentive Stock Plan which vested May 19, 2006, and 2,500 shares of restricted stock issued under the 2004 Incentive Stock Plan which vests at the next Annual Meeting of Stockholders.

(10)	Includes options to purchase 5,000 shares that vested on April 1, 2004, the date of grant, 250 shares of restricted stock issued under our 2004 Incentive Stock Plan which vested May 19, 2006, and 2,500 shares of restricted stock issued under the 2004 Incentive Stock Plan which vests at the next Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The goal of our executive officer compensation program is the same as our goal for operating Carmike—to create long-term value for our stockholders. To achieve this goal, we have designed and implemented compensation programs for our executives to reward them for sustained financial and operating performance, to align their interests with those of our stockholders, and to encourage them to remain with our company.

In this report, we summarize the philosophical principles, the objectives of specific programs, and other factors considered by our Board’s Compensation and Nominating Committee in determining the compensation of our named executive officers (as identified below) during 2006, including the basis for compensation of the named executive officers included in the Summary Compensation Table included in this proxy statement. This report includes a discussion of:

•

the role and activities of the Compensation and Nominating Committee, as well as outside compensation consultants and our executives, in matters of executive compensation, in general and during the fiscal year ended December 31, 2006;

•	our named executive officers;

•	the philosophy, policies and principles of our executive compensation program;

•	the primary components of our executive compensation program—base salary, annual bonus, deferred compensation, long-term incentives, and benefits and perquisites;

•	the agreements with our named executive officers; and

•	certain insider trading, tax and accounting requirements.

The Compensation and Nominating Committee

The Compensation and Nominating Committee is responsible for setting the overall compensation strategy and compensation policies for our senior executives and directors, including determining the forms and amount of compensation appropriate to achieve our strategic objectives. The Compensation and Nominating Committee’s functions are more fully described in its charter, which can be viewed at the investor relations page on our website at www.carmike.com. The Compensation and Nominating Committee annually reviews and recommends changes to its charter for approval by the Board of Directors.

The Compensation and Nominating Committee currently consists of Roland C. Smith, as Chairman, S. David Passman III and Patricia A. Wilson. On October 20, 2006, Mr. Passman replaced James J. Gaffney as a member of the Compensation and Nominating Committee, following Mr. Gaffney’s determination not to stand for reelection to the Board of Directors at our 2006 Annual Meeting of Stockholders.

The charter of the Compensation and Nominating Committee requires that the Committee be comprised of not less than two members of the Board of Directors. As required by the charter, the Board of Directors has determined that each member of the Compensation and Nominating Committee is: (1) independent as defined under the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the applicable listing standards of The Nasdaq Stock Market, Inc., (2) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (3) an “outside director” for purposes of satisfying Section 162(m) of the Code, and (4) otherwise free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

Role of Compensation Consultants

The Compensation and Nominating Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or executive compensation. The Compensation and Nominating Committee has retained the services of ECG Advisors, LLC as its independent compensation consultant. In March 2006, ECG Advisors, LLC provided the Compensation and Nominating Committee with a competitive analysis of our executive officer compensation, our employment and separation agreements, our deferred compensation arrangement for senior executives and our non-employee director compensation. ECG Advisors, LLC provided additional input to the Compensation and Nominating Committee on several compensation matters at a meeting in March 2007. ECG Advisors, LLC provides no other services to Carmike other than in its role as independent consultant to the Compensation and Nominating Committee. The Compensation and Nominating Committee expects ECG Advisors, LLC, or other compensation consultants retained from time to time, to provide the Committee with a similar competitive compensation analysis on a periodic basis. Our management has not retained a compensation consultant and ECG Advisors, LLC does not provide any services to management.

Role of Executives in Establishing Compensation

Generally, the Chief Executive Officer makes recommendations to the Compensation and Nominating Committee for base salary and bonus compensation amounts for other senior executives. The Compensation and Nominating Committee also consults with the Chief Executive Officer when establishing the financial and operating criteria for performance-based bonuses applicable to other senior executives; however, the Committee meets in executive session when considering the compensation of the Chief Executive Officer. The Compensation and Nominating Committee periodically invites the Chief Executive Officer, the Chief Financial Officer, the Secretary and other directors to attend Committee meetings in order to receive operating and financial information from these officers and directors and to discuss goals, objectives and performance. The Compensation and Nominating Committee does not delegate any of its duties to management and regularly holds executive sessions without the members of management present.

Compensation Committee Activity

Mr. Smith, as Chairman, sets the agenda for each meeting of the Compensation and Nominating Committee in consultation with management, counsel and the other Committee members. Generally, the Compensation and Nominating Committee meets at least quarterly and more often as necessary. In 2006, for example, the Compensation and Nominating Committee met 11 times. During these meetings in 2006, the Compensation and Nominating Committee:

•	reviewed a competitive analysis of officer and director compensation prepared by the Committee’s independent compensation consultant;

•	approved the payment of 2005 financial and non-financial bonuses to the senior executive officers;

•	approved 2006 base salaries and financial and non-financial bonus objectives for the senior executive officers;

•	approved a revised non-employee director compensation package;

•	approved a release and consulting services agreement in connection with the retirement of Martin A. Durant, the former Senior Vice President—Finance, Treasurer and Chief Financial Officer;

•	approved the Corporation’s standard deferred compensation arrangement for Richard B. Hare, the newly appointed Senior Vice President—Finance, Treasurer and Chief Financial Officer;

•	approved special bonuses for Mr. Hare (as described below) and certain accounting and finance personnel in recognition of their efforts during our 2006 financial restatement;

•	reviewed and assessed the adequacy of its charter and recommended certain amendments related to the SEC’s new executive compensation disclosure rules; and

•	reviewed committee membership and recommended changes to the Compensation and Nominating Committee and the Corporate Governance Committee.

To date, the Compensation and Nominating Committee has held three meetings in 2007. During these meetings in 2007, the Compensation and Nominating Committee:

•	approved the payment of 2006 financial and non-financial bonuses to the senior executive officers;

•	approved 2007 base salaries and financial and non-financial bonus objectives for the senior executive officers; and

•	approved amendments to the deferred compensation (retirement) program and approved new equity-based long term-incentive grants (both restricted stock and stock options).

Named Executive Officers for 2006

The Compensation and Nominating Committee reviews, analyzes and approves the compensation of our senior executive officers, including the “Named Executive Officers” or “NEOs” included in the tables set forth following this compensation discussion and analysis. The NEOs for 2006 include our chief executive officer, our current and former chief financial officers, and the three other executive officers that had the highest total compensation for 2006, calculated in accordance with the rules and regulations of the SEC. Our NEOs are:

•	Michael W. Patrick, President, Chief Executive Officer and Chairman of the Board of Directors;

•	Richard B. Hare, Senior Vice President—Finance, Treasurer and Chief Financial Officer;

•	Martin A. Durant, (former Senior Vice President—Finance, Treasurer and Chief Financial Officer);

•	Fred W. Van Noy, Senior Vice President and Chief Operating Officer;

•	Anthony J. Rhead, Senior Vice President—Entertainment and Digital; and

•	Lee Champion, Senior Vice President, General Counsel and Secretary.

Martin A. Durant, our former Senior Vice President—Finance, Treasurer and Chief Financial Officer, ceased serving in such capacity on March 31, 2006.

Compensation Philosophy, Policies and Principles

The Compensation and Nominating Committee is responsible for establishing the policies and principles that form the basis of our executive compensation programs. The Compensation and Nominating Committee’s philosophy is to implement programs that are designed to:

•	attract and retain highly qualified key executives;

•	provide competitive base salaries and cash incentives as well as retirement savings;

•	motivate executives by rewarding performance that supports achievement of financial and operating goals; and

•	encourage employee stock ownership to align employee and stockholder interests.

We believe our compensation programs provide senior executives with a pay opportunity that is reasonable and competitive with the external market and that rewards performance. For example, in 2006, Carmike’s compensation policy for senior executives focused on setting base salary at or slightly above market levels (considering factors such as experience and qualifications) and tying bonus compensation to achieving specified levels of financial performance and specific operating goals. However, the Compensation and Nominating Committee believes that when our performance or individual achievement exceeds performance objectives or does not meet expectations, overall pay should reflect actual performance.

We believe that a compensation structure related to performance reinforces our business objectives and the alignment of the employee’s interest with our stockholders. Senior executive compensation is linked to individual performance as well as overall company performance with respect to financial and non-financial objectives. The Compensation and Nominating Committee selects financial and non-financial metrics which it believes strongly correlate to key financial and operating goals and enhanced stockholder value over time. For instance, recent performance metrics have been designed in part to reflect our EBITDA targets, Sarbanes-Oxley Section 404 goals, personnel and financial reporting matters as well as expense reduction.

Following our emergence from bankruptcy in January 2002, our philosophy surrounding the use of equity-based long-term incentive compensation has been to grant restricted stock and/or stock options in an effort to attract and retain key employees. We do not consider these equity-based grants as a component of annual compensation. As a result, we have awarded equity-based long-term incentives to our senior executives from time to time that generally include pro rata vesting periods extending over three years. We expect to continue this current practice.

Components of Executive Compensation

The basic components of executive compensation are:

•	base salary;

•	annual cash bonus;

•	cash compensation pursuant to a deferred compensation program; and

•	long-term incentives.

In addition, our compensation program includes certain benefits and perquisites. Each component is described in more detail below.

In 2006, the Compensation and Nominating Committee initiated a review of the basic components of compensation described above for senior executive officers. As part of this review, the Compensation and Nominating Committee engaged ECG Advisors, LLC as its independent compensation consultant and reviewed the mix of salary, bonus and deferred compensation and proposals to implement alternative retirement and long-term incentive plans. After completing this review, the Compensation and Nominating Committee took the steps described below, with respect to the various elements of our executive pay.

Base Salary

Our base salary program is designed to provide a competitive base of cash compensation. As discussed below, the base salary of the Chief Executive Officer is established under the terms of Mr. Patrick’s employment contract with Carmike. The Compensation and Nominating Committee, in consultation with the Chief Executive Officer, annually reviews and approves base salaries for the other senior executive officers (including the NEOs). The Compensation and Nominating Committee considers various factors, which include an assessment of competitive market practices, individual performance over time and each individual’s role and responsibilities in Carmike when setting base salaries.

The Compensation and Nominating Committee targets base salaries at or slightly above market levels. In early 2006, ECG Advisors, LLC assisted the Compensation and Nominating Committee by providing competitive market compensation data for our senior executive team, including information regarding base salaries. This analysis was based on a review of published compensation surveys that included data for similarly-sized companies in both general industry and the entertainment industry. ECG Advisors, LLC selected and analyzed the survey data with no input from either the Compensation and Nominating Committee or our executive officers.

In August 2006, following the filing of our delayed 2005 Annual Report on Form 10-K (on August 4, 2006), the Compensation and Nominating Committee approved the 2006 base salaries for the NEOs, effective as of January 1, 2006. In addition, at its meeting in March 2007, the Compensation and Nominating Committee approved the base salaries for the NEOs, effective April 1, 2007, as set forth in the following table:

Name	2006 Base Salary ($)		2007 Base Salary ($)	Percentage Increase
Michael W. Patrick	850,000	(1)	850,000	—
Richard B. Hare	275,000		316,250	15.0%
Martin A. Durant (2)	N/A		N/A	N/A
Fred W. Van Noy	325,000		350,000	7.7%
Anthony J. Rhead	225,000		225,000	—
Lee Champion	290,000		316,250	9.1%

(1)	Mr. Patrick’s base salary is set pursuant to the terms of his employment agreement effective as of January 31, 2002.

(2)	Martin A. Durant, our former Senior Vice President—Finance, Treasurer and Chief Financial Officer, ceased serving in such capacity on March 31, 2006.

Annual Cash Bonuses

Carmike’s cash bonus program is designed to motivate and retain senior executive officers by providing at-risk compensation contingent upon achieving certain company and individual objectives, which for 2006 were financial and operating in nature. The 2006 bonus targets for the senior executive officers were approved by the Compensation and Nominating Committee in August 2006, based upon a formula tied to Carmike’s achievement of certain levels of EBITDA and additional operating goals specifically identified by the Committee. The Compensation and Nominating Committee consulted with the Chief Executive Officer, its independent compensation consultant and other directors in determining the 2006 individual bonus target amounts and operating goals for the senior executive officers.

Process

Typically in the first quarter of the fiscal year, the Compensation and Nominating Committee approves annual bonus target amounts for the senior executive officers, including the NEOs, for the current fiscal year. In addition, at this meeting, the Compensation and Nominating Committee approves the applicable performance goals (both financial and non-financial) for the senior executive officers, including the NEOs, for the current year. In setting these performance goals, the Compensation and Nominating Committee reviews our annual forecast and budget for the current fiscal year, determines the key corporate objectives and operating goals for the current year (on a company-wide and individual basis) and identifies individual performance objectives for each senior executive officer. The Compensation and Nominating Committee receives input from the Chief Executive Officer and other directors.

Following the filing of our Annual Report on Form 10-K, typically at the March meeting, the Compensation and Nominating Committee determines the bonuses to be paid to the senior executive officers for the prior fiscal year by analyzing the pre-established performance goals (both financial and non-financial), as well as the individual performance objectives, compared against the actual performance results for the prior year. If our actual performance for that year exceeds the performance goals, the amounts granted to participants under the program may exceed the target bonus amount. Any additional bonus beyond a level previously set by the Compensation and Nominating Committee is made at the sole discretion of the Committee. Similarly, if performance falls below specified performance levels, our executives receive bonuses below the target amount, which depending on performance may result in no cash bonuses. The Chief Executive Officer typically provides input and recommendations with respect to the analysis of individual performance objectives and annual bonus amounts for other senior executive officers.

Determining Total 2006 Cash Bonus Opportunity

The Compensation and Nominating Committee, with recommendations from the Chief Executive Officer and information provided by its independent compensation consultant, set the 2006 annual target bonus opportunity for senior executive officers. Currently and in recent years, the annual target bonus amount has been determined by the Compensation and Nominating Committee based on an absolute dollar amount selected for each senior executive officer. In the future, the Compensation and Nominating Committee intends to consider target bonus amounts as a percentage of the executive officer’s annual base salary.

In arriving at an applicable dollar amount for senior executive bonuses (other than the Chief Executive Officer) in 2006, the Compensation and Nominating Committee reviewed a competitive market group analysis prepared by the Committee’s independent compensation consultant. This analysis was based on a review of published compensation surveys that included data for similarly-sized companies in both general industry and the entertainment industry. ECG Advisors, LLC selected and analyzed the survey data with no input from either the Compensation and Nominating Committee or our executive officers.

The Compensation and Nominating Committee allocates a percentage of the annual target bonus opportunity to (i) financial-based performance criteria, and (ii) non-financial performance criteria. The percentage allocation between financial and non-financial criteria is determined at the discretion of the Compensation and Nominating Committee, in consultation with the Chief Executive Officer. In 2006, the annual target bonus opportunity for senior executive officers (other than the Chief Executive Officer) was allocated 50% to financial-based performance criteria and 50% to non-financial performance criteria. The 2006 annual target bonus opportunity for the Chief Executive Officer was allocated 75% to financial-based performance criteria and 25% to non-financial performance criteria; however, the payment of any financial-based bonus was contingent upon Carmike timely reporting no material weaknesses in internal control over financial reporting as of December 31, 2006 (in our 2006 Annual Report on Form 10-K).

The Compensation and Nominating Committee also determines a payout formula: (i) for the financial-based bonuses, based on achieving a target financial metric (such as specified levels of EBITDA); and (ii) for the non-financial based bonuses, based on achieving specific operating goals. The payout formulas are typically weighted by the Compensation and Nominating Committee, with the goal of providing greater incentive for the senior executives to achieve the key performance goals identified by the Committee. As described below, the Compensation and Nominating Committee has also provided for maximum levels of bonus opportunity in connection with the financial-based bonuses and threshold performance obligations which must be met prior to the payment of a bonus.

2006 Financial Performance Goals and Bonus

For 2006, the financial bonus for each NEO was tied to the achievement of a specified level of bonus EBITDA, or the “2006 Bonus EBITDA Target.” The Compensation and Nominating Committee selected the 2006 Bonus EBITDA Target utilizing Carmike’s 2006 fiscal year forecast and budget, previously approved by the Board of Directors in December 2005. Our bonus EBITDA for 2006 is different from EBITDA (which is defined as earnings before interest, taxes, depreciation and amortization) because we add back franchise and net worth taxes, extraordinary charges or losses, non-cash compensation expenses (including the grant of restricted stock) and restructuring charges, among other items. At the time it was established, the 2006 Bonus EBITDA Target was considered by management and the Board to be achievable, but doing so would require that we achieve the performance set forth in the December 2005 forecast and budget.

In August 2006 (and following the filing of our delayed 2005 Annual Report on Form 10-K), the Compensation and Nominating Committee finalized an EBITDA-based bonus payout scale for the NEOs which:

•

adjusts downward at a defined rate from a 100% payout (if our actual 2006 Bonus EBITDA equaled the 2006 Bonus EBITDA Target) to a 50% payout (if our actual 2006 Bonus EBITDA equaled 80% of the 2006 Bonus EBITDA Target); or

•

adjusts upward at a defined rate from a 100% payout (if our actual 2006 Bonus EBITDA equaled the 2006 Bonus EBITDA Target) to a 200% payout (if our actual 2006 Bonus EBITDA equaled 120% of the 2006 Bonus EBITDA Target).

The Compensation and Nominating Committee also finalized a method for calculating our actual 2006 Bonus EBITDA (for purposes of applying the payout scale) that included, among other items, the discretionary authority to account for extraordinary charges or losses that might arise during fiscal year 2006, as the Committee deemed appropriate.

Following the filing of our 2006 Annual Report on Form 10-K in March 2007, the Compensation and Nominating Committee determined in its discretion to consider the extraordinary costs and expenses associated with our 2006 financial restatement in (i) calculating our actual 2006 Bonus EBITDA and (ii) extending the minimum payout percentage of the EBITDA-based bonus payout scale (described above) below 50%. Based on our actual 2006 Bonus EBITDA and the Committee’s discretionary authority described above, the NEOs (excluding Mr. Durant) earned from zero to 60.8% of the EBITDA-based portion of their 2006 financial bonus opportunity, as illustrated in the following table:

Name	2006 EBITDA-Based Bonus Target ($)		Bonus Target as a Percentage of Total 2006 Bonus Opportunity	2006 EBITDA-Based Bonus Payout ($)	2006 EBITDA-Based Bonus Payout as a Percentage of 2006 EBITDA-Based Bonus Target
Michael W. Patrick	318,750	(1)	75%	—	—
Richard B. Hare	68,750		50%	—	—
Martin A. Durant (2)	N/A		N/A	N/A	N/A
Fred W. Van Noy	62,500		50%	28,500	45.6%
Anthony J. Rhead	62,500		50%	38,000	60.8%
Lee Champion	37,500		50%	17,100	45.6%

(1)	The total target amount of Mr. Patrick’s 2006 bonus opportunity (both financial and non-financial) is $425,000, which is 50% of his base salary and set pursuant to the terms of his employment agreement effective as of January 31, 2002. The payment of any 2006 EBITDA-based bonus was contingent upon Carmike timely reporting no material weaknesses in internal control over financial reporting as of December 31, 2006 (in our 2006 Annual Report on Form 10-K). We did not achieve this threshold requirement; therefore, Mr. Patrick did not earn an EBITDA-based bonus in 2006.

(2)	Martin A. Durant, our former Senior Vice President—Finance, Treasurer and Chief Financial Officer, ceased serving in such capacity on March 31, 2006.

2006 Non-Financial Objectives and Bonus

In August 2006, the Compensation and Nominating Committee also finalized the non-financial bonus targets for each NEO. Although the Compensation and Nominating Committee discussed these objectives in early 2006, the Committee did not finalize the bonus objectives until after the filing of our 2005 Annual Report on Form 10-K in August 2006. These non-financial bonus targets were tied to the achievement of key operating objectives identified by the Compensation and Nominating Committee, including objectives relating to the following:

•	Sarbanes-Oxley Section 404 goals (i.e., no material weaknesses in internal control over financial reporting as of December 31, 2006);

•	personnel and financial reporting improvements;

•	digital cinema installation and alternative entertainment implementation;

•	capital expenditure goals; and

•	achievement of various cost control measures.

For each NEO, each non-financial goal was assigned a percentage, and each goal was assigned a specific performance target, with certain goals not applicable to particular NEOs because of the nature of their responsibilities. At the time they were established, these non-financial goals were considered by management and the Board to be achievable, but achieving them would require better-than-targeted performance.

Based upon the achievement of applicable performance objectives, the NEOs earned the following non-financial bonus amounts:

Name	2006 Non-Financial Bonus Target ($)		Bonus Target as a Percentage of Total 2006 Bonus Opportunity	2006 Non-Financial Bonus Payout ($)	2006 Non-Financial Bonus Payout as a Percentage of 2006 Non-Financial Bonus Target
Michael W. Patrick	106,250	(1)	25%	125,000	117.6%
Richard B. Hare	68,750		50%	51,563	75.0%
Martin A. Durant (2)	N/A		N/A	N/A	N/A
Fred W. Van Noy	62,500		50%	54,415	87.1%
Anthony J. Rhead	62,500		50%	71,672	114.6%
Lee Champion	37,500		50%	11,250	30.0%

(1)	The total target amount of Mr. Patrick’s 2006 bonus opportunity (both financial and non-financial) is $425,000, which is 50% of his base salary and set pursuant to the terms of his employment agreement effective as of January 31, 2002.

(2)	Martin A. Durant, our former Senior Vice President—Finance, Treasurer and Chief Financial Officer, ceased serving in such capacity on March 31, 2006.

Overall for 2006, the NEOs (excluding Mr. Durant) earned an average of 84.9% of the aggregate non-financial bonus target amount. The non-financial bonuses earned by Messrs. Patrick and Rhead exceeded 100% of their non-financial bonus targets as a result of better than targeted performance in connection with digital cinema implementation and installation and other operating goals. The presence of material weaknesses in internal control over financial reporting as of December 31, 2006 and higher than targeted operating expenses led to the largest reduction of the aggregate non-financial bonus payouts for Messrs. Hare, Van Noy and Champion.

Total 2006 Bonus Payout

The total 2006 bonuses paid to the NEOs (which equals the sum of the 2006 EBITDA-based bonus and the 2006 non-financial bonus) were as follows:

Name	2006 Total Bonus Opportunity ($)	2006 Total Bonus Payout ($)	2006 Total Bonus Payout as a Percentage of 2006 Total Bonus Opportunity
Michael W. Patrick	425,000	125,000	29.4%
Richard B. Hare	137,500	51,563	37.5%
Martin A. Durant	N/A	N/A	N/A
Fred W. Van Noy	125,000	82,915	66.3%
Anthony J. Rhead	125,000	109,672	87.7%
Lee Champion	75,000	28,350	37.8%

Special Recognition Bonuses Paid for 2006

On August 30, 2006, the Compensation and Nominating Committee, in consultation with the Audit Committee, approved the payment of special bonuses to Mr. Hare and certain members of our accounting and finance staff in recognition of their efforts during our 2006 financial restatement. Mr. Hare was awarded a $130,000 bonus (which includes a tax gross-up) and 5,000 shares of restricted stock which ratably vest over three years. A group of 17 other members of the accounting and finance staff were awarded aggregate bonuses equal to approximately $97,000 (including tax gross-up). We believe these bonuses are commensurate to the extraordinary effort displayed by these individuals in connection with the difficult and time-consuming work related to the restatement. The Compensation and Nominating Committee determined the amount of bonuses on a net basis after tax and then increased the bonus for taxes to achieve the desired net amount.

Deferred Compensation Program

Carmike maintains a funded deferred compensation program for all of its senior executives, including the NEOs, pursuant to which Carmike pays additional cash compensation equal to 10% of the NEOs’ annual taxable compensation (including equity-based compensation). (At its March 2007 meeting, the Compensation and Nominating Committee amended the program, subject to completion of final documentation, to provide that payments will equal 10% of the executive’s cash salary and actual cash bonus. Equity compensation will no longer be included in the base amount.) Carmike directs this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. Each senior executive who participates in the deferred compensation program is taxed on the amount contributed on his behalf to his individual retirement account and to the trust. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant.

This non-qualified deferred compensation program is designed to provide retirement savings for senior executives which are protected from Carmike’s creditors. The amounts earned during 2006 by the NEOs pursuant to the deferred compensation program are shown below in the Summary Compensation Table and the Deferred Compensation Table.

Long-Term Incentives

Upon our emergence from Chapter 11 bankruptcy reorganization in January 2002, our Board of Directors approved a new management incentive plan (the “2002 Stock Plan”) and authorized 1,000,000 shares for future issuance. In an effort to retain Carmike’s senior management following emergence from bankruptcy, we granted 780,000 shares of restricted stock to Mr. Patrick (pursuant to his employment agreement) and another 220,000 shares of restricted stock to a group of seven other members of senior management. The 780,000 shares of restricted stock granted to Mr. Patrick vested ratably on January 31, 2005, 2006 and 2007. The 220,000 shares of restricted stock, however, were earned by the other members of senior management as the executive achieved specific performance goals during 2002, 2003 and 2004. The shares of restricted stock earned by senior management during 2002, 2003 and 2004 vested on January 31, 2005, 2006 and 2007, respectively, if, with certain exceptions, the executive remained one of our employees.

As discussed above, from time to time we award equity-based long-term incentives to employees for retention purposes or in connection with hiring new key employees, and do not consider these grants as a component of annual compensation. Therefore, now that the 2002 Stock Plan awards to senior executives have vested, and in furtherance of our principle on equity-based long-term incentive compensation, the Compensation and Nominating Committee (on April 13, 2007) approved new grants of restricted stock and stock options as described in more detail below.

Currently, any equity-based awards granted by the Compensation and Nominating Committee are granted pursuant to the Carmike Cinemas, Inc. 2004 Incentive Stock Plan (the “2004 Incentive Stock Plan”). The 2004

Incentive Stock Plan was approved by our stockholders in May 2004. The primary purpose of the 2004 Incentive Stock Plan is (i) to attract and retain eligible employees and outside directors of Carmike, (ii) to provide an incentive to eligible employees and outside directors to work to increase the value of our common stock, and (iii) to provide eligible employees and outside directors with a stake in the future of Carmike which corresponds to the stake of each of our stockholders. The 2004 Incentive Stock Plan is administered by the Compensation and Nominating Committee. Each grant under the 2004 Incentive Stock Plan is evidenced by a certificate that incorporates such terms and conditions as the Compensation and Nominating Committee deems necessary or appropriate. The 2004 Incentive Stock Plan provides for the grant of options to purchase common stock, grants of shares of common stock, stock units, and stock appreciation rights to certain eligible employees and to outside directors. A description of the effects of a change in control on grants made pursuant to the 2004 Incentive Stock Plan is contained below under the heading “Potential Payments Upon Termination or Change in Control.”

Stock Option Awards

Following our reorganization, stock options have not been a major component of our compensation packages, in part due to the restricted stock grants awarded to senior executives in 2002. For example, we have not issued stock options to any of our employees since December 2003. However, the Compensation and Nominating Committee believes that stock option awards can provide a link to company performance and maximizing stockholder value. In consideration of this principle and in connection with the final vesting of the 2002 restricted stock grants in January 2007, the Compensation and Nominating Committee approved (pursuant to the 2004 Incentive Stock Plan) the grant of an aggregate of 260,000 stock options, at an exercise price equal to $25.95 per share, to a group of eight senior executives (including 40,000 stock options to each of Messrs. Patrick, Van Noy, Hare and Champion) on April 13, 2007.

The April 13, 2007 stock option grants are specifically meant to enhance stockholder value as one-third of these stock options will vest when we achieve an increase in the trading price of our common stock equal to 25%, 30% and 35%, respectively. Information on past awards to the NEOs is shown in the Outstanding Equity Awards at 2006 Fiscal Year End table below.

In light of the recent publicity surrounding the back-dating of stock options, we reviewed our post-reorganization option grant history and grant procedures and did not find any material issues with our historical or current practices. Grants of options to an employee are approved by the Compensation and Nominating Committee (or the full Board of Directors, in the absence of Committee approval) with such action occurring on or prior to the date of grant. Option awards have not been timed to the release of non-public information in order to affect the value of compensation. In addition, the option exercise price has been equal to or higher than the closing price of our common stock on the Nasdaq Global Market on the grant date.

Restricted Stock Awards

As discussed above, we have used restricted stock awards to provide compensation that promotes our long-term financial interests, by creating both real ownership that encourages senior executives to think and act like stockholders and as a competitive retention and recruitment vehicle. Generally, our restricted stock awards to senior executives vest ratably over a three-year period following the grant. The recipients of restricted stock awards are entitled to receive ordinary cash dividends on and to vote such shares of restricted stock.

On April 13, 2007, the Compensation and Nominating Committee approved (pursuant to the 2004 Incentive Stock Plan) the grant of an aggregate of 156,000 shares of restricted stock to a group of 48 employees (including 10,000 shares of restricted stock to each of Messrs. Patrick, Van Noy, Hare and Champion). All 156,000 shares of restricted stock will vest in full on April 13, 2010. Information regarding awards of restricted stock granted in 2006 is contained below in the Summary Compensation Table, the Grants of Plan-Based Awards table and under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Dividend-Related Bonus

Pursuant to a dividend-related bonus agreement with Mr. Patrick, effective as of January 29, 2004, we have agreed to pay Mr. Patrick a cash bonus, in any quarter that we pay a dividend, equal to the number of shares remaining to be issued pursuant to Mr. Patrick’s employment agreement, multiplied by the quarterly dividend per share for such quarter. In 2006, a total of $238,000 was earned by Mr. Patrick in connection with this dividend-related bonus, which is reflected in the “Bonus” column of the Summary Compensation Table below. The final tranche of 260,000 shares owed to Mr. Patrick, pursuant to his employment agreement, was issued to him on January 31, 2007; therefore, after this date, Mr. Patrick is no longer eligible to receive this dividend-related bonus.

Benefits and Perquisites

We provide certain benefits and perquisites to our senior executive officers. Perquisites include the personal use of a company-owned automobile, club membership dues, tax preparation assistance and life and health insurance premiums. The Compensation and Nominating Committee has reviewed the benefits and perquisites provided to the senior executive officers in 2006. Additional information on the aggregate incremental cost to us of providing these benefits and perquisites to the NEOs in 2006 is shown in the Summary Compensation Table below.

Employment Agreement

In connection with our reorganization, we entered into an employment agreement with Michael W. Patrick effective January 31, 2002, that modified and superseded his former employment agreement with us. The employment agreement sets forth Mr. Patrick’s base annual salary, annual bonus and the issuance to him of shares of our common stock, among other items. A description of Mr. Patrick’s employment agreement is contained below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Separation Agreements

We have entered into separation agreements with each of Messrs. Van Noy and Rhead. The Compensation and Nominating Committee has approved, and we intend to enter into similar agreements, with other senior executives, including Messrs. Hare and Champion. These agreements provide a range of benefits to the executive if we at any time terminate the executive without cause or if the executive resigns for good reason in anticipation of or during the two year period following a change in control. A description of these agreements is contained below under the heading “Potential Payments Upon Termination or Change in Control.” We have entered into these separation agreements as a means to retain our most senior executives, for such circumstances and in connection with such transactions when their services are most critical, by creating a mechanism that helps to eliminate the uncertainties and concerns which may arise in anticipation of or following a change in control.

Release and Consulting Services Agreement

In connection with Mr. Durant’s retirement, we entered into a release and consulting services agreement with him as of March 31, 2006. This agreement superseded Mr. Durant’s prior separation agreement with us. The prior separation agreement contained substantially similar terms as the separation agreements discussed above. A description of Mr. Durant’s release and consulting services agreement is contained below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Insider Trading Policy

We have implemented a written insider trading compliance policy which includes our policies with respect to stock ownership, retention, hedging, derivatives and margin transactions. We expect our employees, officers and directors not to engage in speculative transactions that are designed to result in profit based on short-term fluctuations in the price of our securities.

Tax Implications of Executive Compensation

Section 162(m) of the Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal income tax purposes in any one fiscal year to $1 million unless such compensation is “performance-based.” The determination of whether compensation is performance-based depends upon a number of factors, including stockholder approval of the plan under which the compensation is paid, the exercise price at which equity-based awards are granted, the disclosure to and approval by the stockholders of applicable performance standards, the composition of the Compensation and Nominating Committee, and certification by the Committee that performance standards were satisfied. Annual incentive compensation for our NEOs has historically not been structured to qualify under Section 162(m); however, under Proposal Two in this proxy statement, our stockholders are being asked to approve the Carmike Cinemas, Inc. Annual Executive Bonus Program which is structured to qualify our annual incentive compensation as performance-based for fiscal years beginning in 2007.

Subject to stockholder approval of the Carmike Cinemas, Inc. Annual Executive Bonus Program, the Compensation and Nominating Committee intends to structure annual incentive compensation for our Chief Executive Officer and other executives as performance-based compensation to the extent practicable going forward. However, the Compensation and Nominating Committee’s primary focus has been, and will continue to be, on compensating our Chief Executive Officer and other executives on a basis which the Committee determines will most likely best serve our long-term business interests, and the extent to which we can deduct the compensation paid to an executive will only be one of many factors taken into account in making such determination.

Accounting Implications of Executive Compensation

Effective January 1, 2006, we were required to recognize compensation expense of all stock-based awards pursuant to the principles set forth in Statement of Financial Accounting Standards 123(R), Share-based Payment (“FAS 123R”). Consequently, we began recording a compensation expense in our financial statements for stock options granted during fiscal 2006 and thereafter.

Summary

The Compensation and Nominating Committee believes that our compensation strategy has been effective in rewarding executives appropriately, and in attracting and retaining highly qualified key executives. The Compensation and Nominating Committee continues to monitor competitive industry compensation practices and our specific financial and operating goals, and may adopt certain changes to its philosophy and policies in response to changes in industry practice or company goals as it deems desirable or necessary.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Michael W. Patrick President, Chief Executive Officer and Chairman of the Board of Directors	2006	850,000	(1)	238,000	(2)	$3,216,720	(3)	—		125,000	(5)	36,893	(6)	762,900	(7) (8)	5,229,513

Richard B. Hare Senior Vice President—Finance, Treasurer and Chief Financial Officer	2006	211,539		130,000	(9)	97,564	(3)	—		51,563	(5)	72	(6)	104,784	(7) (8)	595,522

Martin A. Durant (former) Senior Vice President—Finance, Treasurer and Chief Financial Officer (10)	2006	87,500	(11)	—		17,714	(3)	—		N/A		2,132	(6)	387,413	(8) (12)	494,759

Fred W. Van Noy Senior Vice President and Chief Operating Officer	2006	325,000		—		46,424	(3)	219,704	(4)	82,915	(5)	10,571	(6)	78,547	(7) (8)	763,161

Anthony J. Rhead Senior Vice President—Entertainment and Digital	2006	225,000		—		44,936	(3)	219,704	(4)	109,672	(5)	9,004	(6)	76,337	(7) (8)	684,653

Lee Champion Senior Vice President, General Counsel and Secretary	2006	290,000		—		—		—		28,350	(5)	773	(6)	29,468	(7) (8)	348,591

(1)	Mr. Patrick’s base salary is set pursuant to terms of his employment agreement, effective as of January 31, 2002.

(2)	Equals amounts earned by Mr. Patrick in 2006 under a dividend-related bonus agreement, effective as of January 29, 2004, between Carmike and Mr. Patrick. Under this agreement, we have agreed to pay Mr. Patrick a bonus in any quarter that we pay a dividend equal to the number of shares remaining to be issued pursuant to Mr. Patrick’s employment agreement multiplied by the quarterly dividend per share for such quarter.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R, and thus includes amounts from stock awards granted in and prior to 2006. The assumptions made in connection with the valuation of these awards are described in Note 12 to the notes to our consolidated financial statements in our 2006 Annual Report on Form 10-K and Note 13 to the notes to our consolidated financial statements in our 2005 Annual Report on Form 10-K, as amended.

(4)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R, and thus includes amounts from option awards granted prior to 2006. The assumptions made in connection with the valuation of these awards are described in Note 12 to the notes to our consolidated financial statements in our 2006 Annual Report on Form 10-K and Note 13 to the notes to our consolidated financial statements in our 2005 Annual Report on Form 10-K, as amended.

(5)	Equals amounts paid to the NEOs pursuant to our annual cash bonus program comprised of (a) the 2006 financial performance bonus payout and (b) the 2006 non-financial bonus payout as described above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Bonuses.”

(6)

The Company maintains a deferred compensation program for all of our senior executives, including the NEOs, pursuant to which it pays additional cash compensation equal to 10% of the individual’s annual taxable compensation, including equity-based compensation. The Company directs this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant. The amounts set forth in the table equal all of the earnings on the assets held in the trust in 2006 (not just above-market earnings) and do not include earnings on amounts held in the NEO’s individual retirement account.

(7)	The amounts set forth in the “All Other Compensation” column include the following perquisites: Mr. Patrick earned $1,806 for group term life insurance premiums, $701 for the personal use of a company-provided automobile and $10,108 for club membership dues; Mr. Hare earned $420 for group term life insurance premiums, $54,596 for relocation expenses, $6,734 for the personal use of a company-provided automobile and $13,076 for club membership dues; Mr. Van Noy earned $630 for group term life insurance premiums and $1,478 for the personal use of a company-provided automobile; Mr. Rhead earned $5,334 for group term life insurance premiums, $3,283 for the personal use of a company-provided automobile and $4,668 for club membership dues; and Mr. Champion earned $1,806 for group term life insurance premiums, $892 for the personal use of a company-provided automobile and $500 for club membership dues.

(8)	Pursuant to our deferred compensation program in 2006, the NEOs earned the following amounts which are included in the “All Other Compensation” column above: Mr. Patrick $750,285; Mr. Hare $29,958; Mr. Durant $65,691; Mr. Van Noy $76,439; Mr. Rhead $63,052; and Mr. Champion $26,270. Mr. Patrick’s amount includes $589,810 earned by Mr. Patrick in 2006 (pursuant to the deferred compensation arrangement) attributable to 260,000 shares of restricted stock which vested on January 31, 2006 pursuant to Mr. Patrick’s employment agreement, effective as of January 31, 2002. The deferred compensation program is discussed further below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(9)	Represents a special $130,000 bonus (including a tax gross-up) awarded to Mr. Hare on August 30, 2006 by the Compensation and Nominating Committee, in consultation with the Audit Committee, in recognition of his efforts during our 2006 financial restatement.

(10)	Mr. Durant, our former Senior Vice President—Finance, Treasurer and Chief Financial Officer, ceased serving in such capacity on March 31, 2006.

(11)	Represents the 2006 base salary earned by Mr. Durant until March 31, 2006, the last day of his employment.

(12)	Includes certain amounts earned by Mr. Durant in 2006 pursuant to a release and consulting services agreement dated March 31, 2006. Under this agreement, we paid Mr. Durant (a) $175,000, an amount equal to his 2006 base salary for a period of six months following the effective date of the agreement; and (b) a cash bonus of $90,500, subject to his forfeiture of all unexercised options previously granted to him. This amount also includes $4,029 related to continued medical benefits for a period of six months following the effective date of the agreement and $52,193 in connection with our transfer of ownership to Mr. Durant of his company-provided automobile. Mr. Durant was paid $76,375 in connection with his earned but unpaid 2005 cash bonus (also pursuant to the release and consulting services agreement) which is not included in the table above.

Grants of Plan-Based Awards in 2006

Name	Grant Date	Approval Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael W. Patrick				83,938	425,000	(2)	750,125	—	—	—	—		—	—	—
Richard B. Hare	3/27/06 8/30/06	3/7/06	(3)	— — 34,375	— — 137,500		— — 206,250	— —	— —	— —	7,500 5,000	(4) (5)	— —	— —	169,875 96,750	(6) (6)
Martin A. Durant (7)				N/A	N/A		N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A
Fred W. Van Noy				31,250	125,000		218,182	—	—	—	—		—	—	—
Anthony J. Rhead				31,250	125,000		228,907	—	—	—	—		—	—	—
Lee Champion				18,750	75,000		131,250	—	—	—	—		—	—	—

(1)	Represents threshold, target and maximum award opportunities payable to each NEO pursuant to the 2006 annual cash bonus program discussed above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Bonuses.” The amounts presented include both the possible 2006 financial performance bonus opportunity and the possible 2006 non-financial bonus opportunity.

(2)	The target amount of Mr. Patrick’s 2006 bonus opportunity is set pursuant to the terms of his employment agreement effective as of January 31, 2002.

(3)	On March 7, 2006, the independent members of the Board of Directors, at a regularly scheduled meeting, awarded Mr. Hare 7,500 shares of restricted stock with a grant date of March 27, 2006, the first day of Mr. Hare’s employment with us.

(4)	These shares of restricted stock were granted to Mr. Hare in connection with his hiring. One-third of these shares will vest on each of March 27, 2007, 2008 and 2009, respectively.

(5)	These shares of restricted stock were granted to Mr. Hare in recognition of his extraordinary efforts in connection with our 2006 restatement of previously issued financial statements. One-third of these shares will vest on each of August 30, 2007, 2008 and 2009, respectively.

(6)	In accordance with FAS 123R, the fair market value of the award on the date of grant is calculated using the closing price on the date of grant as reported on the Nasdaq Global Market.

(7)	Mr. Durant, our former Senior Vice President—Finance, Treasurer and Chief Financial Officer, ceased serving in such capacity on March 31, 2006.

Narrative Disclosure to Summary Compensation Table and

Grants of Plan Based-Awards Table

Michael W. Patrick Employment Agreement

In connection with our reorganization, we entered into an employment agreement with Michael W. Patrick effective January 31, 2002 that modified and superseded his former employment agreement with us. The five-year agreement provides for a base annual salary of $850,000 per year plus, if certain performance targets are achieved, an annual bonus of up to 50% of his base salary for the year in which the targets are achieved. On December 31 of each year, the term is extended for one year unless either party has given 30 days notice prior to the anniversary date of our or his intention not to so extend the agreement. The agreement was extended on December 31, 2006.

The agreement further provides that, on each of the third, fourth, and fifth anniversary dates of January 31, 2002, we shall issue and/or deliver to Mr. Patrick the number of shares of our common stock that would be equivalent to 260,000 shares of our common stock if such stock had been issued and owned continuously from January 31, 2002 (780,000 total shares). The first installment of 260,000 shares was delivered on January 31, 2005, the second installment of 260,000 shares was delivered on January 31, 2006, and the third installment of 260,000 shares was delivered on January 31, 2007. The shares were issued under the 2002 Stock Plan.

As described above, we have agreed to pay Mr. Patrick a bonus in any quarter that we pay a dividend equal to the number of shares remaining to be issued pursuant to the employment agreement multiplied by the quarterly dividend per share for such quarter. We have no further obligations under this agreement with Mr. Patrick.

Mr. Patrick’s employment agreement also contains provisions regarding payments upon a termination or change in control. A description of these provisions is contained below under the heading “Potential Payments Upon Termination or Change in Control.”

Release and Consulting Services Agreement

In connection with Mr. Durant’s retirement, we entered into a release and consulting services agreement with Mr. Durant as of March 31, 2006. Under this release and consulting services agreement, Mr. Durant received the following severance benefits:

•	we paid Mr. Durant his then current base salary for a period of six months following the effective date (March 31, 2006);

•	we paid Mr. Durant his earned but unpaid 2005 cash bonus;

•	we paid Mr. Durant a cash bonus in an amount equal to $90,500, subject to Mr. Durant’s forfeiture of all unexercised options;

•	on January 31, 2007 we delivered the 10,000 unvested restricted shares of common stock earned by Mr. Durant for 2004 performance pursuant to the 2002 Stock Plan;

•	we paid additional cash compensation under Mr. Durant’s deferred compensation arrangement with respect to all cash and equity compensation paid pursuant to this agreement; and

•	Mr. Durant continued to receive his medical benefits for a period of six months following the effective date and was permitted to keep his company-provided automobile.

Amounts earned by Mr. Durant in 2006 pursuant to this agreement are included in the Summary Compensation Table above.

Mr. Durant has provided us with a general release from any and all claims relating to his employment and has agreed to protect our trade secrets and confidential information. Further, during the consulting period and for one year after termination of the consulting period, Mr. Durant has agreed not to compete with us in any of the 37 states identified in the agreement, hire or solicit our key employees, or solicit any of our dealers, distributors or customers for or on behalf of a competing business.

Stock Awards

During 2006, a total of 12,500 shares of restricted stock were granted to Mr. Hare in connection with his hiring and in recognition of his efforts during our 2006 financial restatement. Mr. Hare’s restricted stock awards vest ratably over the three-year period following the date grant. Mr. Hare is entitled to the right to receive ordinary cash dividends on and to vote the shares of restricted stock. The grant date fair value of the awards is provided in the Grants of Plan-Based Awards table above.

Deferred Compensation Program

As discussed above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Deferred Compensation Program,” we maintain a funded deferred compensation program for all of our senior executives, including the NEOs, pursuant to which we pay additional cash compensation equal to 10% of the NEOs’ annual taxable compensation (including equity-based compensation). (At its March 2007 meeting, the Compensation and Nominating Committee amended the program, subject to completion of final documentation, to provide that payments will equal 10% of the executives’ cash salary and actual cash bonus. Equity compensation will no longer be included in the base amount.) We direct this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. This additional cash compensation is included in each participant’s taxable income for the year in which it is paid. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant.

Amounts earned by the NEOs during 2006 are set forth above in the Summary Compensation Table in the “All Other Compensation” column and in the Nonqualified Deferred Compensation table below.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael W. Patrick	—	—		—	—	—	260,000	(2)	5,301,400	—	—
Richard B. Hare	—	—		—	—	—	7,500 5,000	(3) (4)	152,925 101,950	—	—
Martin A. Durant (5)	—	—		—	—	—	10,000	(2)	203,900	—	—
Fred W. Van Noy	50,000 23,334	— 11,666	(6)	— —	21.79 35.63	3/7/13 12/18/13	8,000	(2)	163,120	—	—
Anthony J. Rhead	50,000 23,334	— 11,666	(6)	— —	21.79 35.63	3/7/13 12/18/13	8,000	(2)	163,120	—	—
Lee Champion	—	—		—	—	—	—		—	—	—

(1)	The aggregate market value of shares of restricted stock is determined by multiplying the number of unvested shares of restricted stock by the closing market price for our common stock on December 29, 2006 of $20.39.

(2)	The shares of restricted stock vested on January 31, 2007.

(3)	One-third of these shares will vest on each of March 27, 2007, 2008 and 2009, respectively.

(4)	One-third of these shares will vest on each of August 30, 2007, 2008 and 2009, respectively.

(5)	Martin A. Durant, our former Senior Vice President—Finance, Treasurer and Chief Financial Officer, ceased serving in such capacity on March 31, 2006. On January 31, 2007, we delivered the 10,000 shares of unvested restricted stock earned by Mr. Durant pursuant to the 2002 Stock Plan for 2004 performance.

(6)	The options will vest on December 31, 2007.

Option Exercises and Stock Vested

For the Fiscal Year Ended December 31, 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Michael W. Patrick	—	—	260,000	5,956,600
Richard B. Hare	—	—	—	—
Martin A. Durant (3)	—	—	12,500	286,375
Fred W. Van Noy	—	—	17,130	392,449
Anthony J. Rhead	—	—	16,000	366,560
Lee Champion	—	—	—	—

(1)	All shares of restricted stock set forth in this column vested on January 31, 2006.

(2)	The value is calculated by multiplying the number of shares of restricted stock by the closing market price for our common stock on January 31, 2006, the vesting date, of $22.91.

(3)	Martin A. Durant, our former Senior Vice President—Finance, Treasurer and Chief Financial Officer, ceased serving in such capacity on March 31, 2006.

Nonqualified Deferred Compensation

We maintain a funded deferred compensation program for all of our senior executives, including the NEOs, pursuant to which we pay additional cash compensation equal to 10% of an employee’s annual taxable compensation (including equity-based compensation). (At its March 2007 meeting, the Compensation and Nominating Committee amended the program, subject to completion of final documentation, to provide that payments will equal 10% of the executives’ cash salary and actual cash bonus. Equity compensation will no longer be included in the base amount.)

We direct this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. This additional cash compensation is included in each participant’s taxable income for the year in which it is paid. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant.

Name	Executive Contributions in Last FY ($)	Registrant Contributions Earned in Last FY ($) (1)		Aggregate Earnings on all Assets Held in Trust During Last FY ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance of all Assets Held in Trust at Last FYE ($) (3)
Michael W. Patrick	—	750,285	(4)	36,893	—	1,838,215
Richard B. Hare	—	29,958	(5)	72	—	20,438
Martin A. Durant	—	65,691	(6)	2,132	—	297,779
Fred W. Van Noy	—	76,439	(7)	10,571	—	292,688
Anthony J. Rhead	—	63,052	(8)	9,004	—	247,316
Lee Champion	—	26,270	(9)	773	—	35,213

(1)	These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.

(2)	The trustee invests the trust assets in securities and other property in its discretion, considering the probable income from and safety of such investments. The amounts set forth in this column equal the earnings on the assets held in the trust during 2006. These amounts are also included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table. The earnings on all assets held in trust set forth in this column do not include earnings on amounts in the NEO’s individual retirement account.

(3)	Prior to 2006, amounts earned pursuant to this deferred compensation arrangement were reported in the Summary Compensation Table as a component of the amount in the “Salary” column. The aggregate balance of all assets held in trust set forth in this column does not include amounts held in the NEO’s individual retirement account.

(4)	Mr. Patrick earned $750,285 under the deferred compensation arrangement in 2006 attributable to additional cash compensation equal to 10% of his 2006 base salary, annual cash bonus, dividend-related cash bonus and the 260,000 shares of restricted stock which vested on January 31, 2006.

(5)	Mr. Hare earned $29,958 under the deferred compensation arrangement in 2006 attributable to additional cash compensation equal to 10% of his 2006 base salary, special recognition bonus and annual cash bonus.

(6)	Martin A. Durant, our former Senior Vice President—Finance, Treasurer and Chief Financial Officer, ceased serving in such capacity on March 31, 2006. Mr. Durant earned $65,691 under the deferred compensation arrangement in 2006 attributable to additional cash compensation equal to 10% of his 2006 base salary, the 12,500 shares of restricted stock which vested on January 31, 2006 and all other amounts earned by Mr. Durant pursuant to his release and consulting services agreement (as described above in the footnotes to the Summary Compensation Table).

(7)	Mr. Van Noy earned $76,439 under the deferred compensation arrangement in 2006 attributable to additional cash compensation equal to 10% of his 2006 base salary, annual cash bonus and the 17,130 shares of restricted stock which vested on January 31, 2006.

(8)	Mr. Rhead earned $63,052 under the deferred compensation arrangement in 2006 attributable to additional cash compensation equal to 10% of his 2006 base salary, annual cash bonus and the 16,000 shares of restricted stock which vested on January 31, 2006.

(9)	Mr. Champion earned $26,270 under the deferred compensation arrangement in 2006 attributable to additional cash compensation equal to 10% of his 2006 base salary and annual cash bonus.

Potential Payments upon Termination or Change in Control

The discussion below describes the amounts payable to the NEOs in the event of a termination of the executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2006, and thus include amounts earned through such time and are estimates of the amounts which would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from us. Other than as described below, we have not agreed to pay any other amounts or to provide any other benefits to the NEOs upon termination of their employment with us, including following retirement or voluntary termination.

Michael W. Patrick Employment Agreement

We entered into an employment agreement with Michael W. Patrick, our President, Chief Executive Officer and Chairman of the Board of Directors, as of January 31, 2002 (the “Patrick Employment Agreement”). The term of the Patrick Employment Agreement is five years (the “Employment Period”), and on each December 31, the term extends for another year unless Mr. Patrick or Carmike gives notice that the agreement should not extend. The agreement was so extended on December 31, 2006.

Payments Made Upon Termination Without Cause or Resignation for Good Reason

If Mr. Patrick is terminated without cause (which is defined as “willful malfeasance”), or if he resigns for good reason (as defined below), he is entitled to a lump sum payment equal to his base salary and target bonus for the year of his termination of employment multiplied by the number of full and partial years remaining in the Employment Period. Based on Mr. Patrick’s 2006 base salary and target bonus amounts, he would have been entitled to a lump sum severance payment of $1,275,000 if he were terminated without cause or resigned for good reason on December 31, 2006. In addition, Mr. Patrick is eligible for continued participation in our welfare benefit plans for the remainder of the Employment Period or payment sufficient to enable Mr. Patrick to purchase comparable coverage. Assuming Mr. Patrick participated in our welfare benefit plans following his termination without cause or resignation for good reason on December 31, 2006 and continued for the remainder of the Employment Period, we would incur expenses of approximately $14,721.

Payments Made Upon Death

If Mr. Patrick dies during the Employment Period, we will pay his surviving spouse, or such other person as he may designate, the sum of one year’s base salary, to be paid monthly for 12 months following the date of his death. Assuming Mr. Patrick died on December 31, 2006, we would make 12 monthly payments to Mr. Patrick’s beneficiary in the aggregate amount of $850,000.

Payments Upon a Termination Without Cause or Resignation for Good Reason Following a Change in Control

The Patrick Employment Agreement provides that in the event we undergo a change in control (as defined below), the agreement shall, in order to help to eliminate the uncertainties and concerns which may arise at such time, be automatically extended for a period of five years, beginning on the first day of the month during which such change in control occurs, upon all the same terms and provisions contained in the agreement. For example, if the Patrick Employment Agreement had a four-year term and an additional five years were added upon a change in control, on termination Mr. Patrick would be entitled to a lump sum payment equal to nine times his base salary and target bonus for the year. Therefore, based on Mr. Patrick’s 2006 salary and target bonus, he would be entitled to a lump sum severance payment of $11,475,000 upon termination of his employment without cause by us or for good reason by Mr. Patrick following an assumed change in control as of December 31, 2006.

Assuming Mr. Patrick participated in our welfare benefit plans following a termination upon an assumed change in control, as of December 31, 2006, (which continued for the remainder of the Employment Period) we would incur expenses of approximately $132,489.

In addition, if Mr. Patrick is terminated by us during the term of the Patrick Employment Agreement following a change in control, he is not required to seek other employment or attempt in any way to reduce the amounts payable to him. We have also agreed that the amount of any payment or benefit to Mr. Patrick shall not be reduced by any compensation earned by him as a result of his employment by another employer, by any retirement benefits or by our attempt to offset any amount claimed to be owed by him to us or otherwise.

Taxes

The Patrick Employment Agreement does not contain a tax gross-up for “parachute” excise tax under § 280G and § 4999 of the Code.

Key Definitions

The Patrick Employment Agreement defines “change in control” to mean:

•

any person or group other than a signatory to the Stockholders Agreement, dated January 31, 2002 (before such agreement expired) (the “Stockholders Agreement”), becomes the beneficial owner of 50% or more of the combined voting power of our stock;

•

a breach of the Stockholders Agreement which results in either (a) the removal of Mr. Patrick, Carl L. Patrick, Jr. or the independent director designated by Mr. Patrick from the Board of Directors or (b) a reduction in the percentage voting power of Mr. Patrick, Carl L. Patrick, Jr., or the independent director designated by Mr. Patrick;

•	our stockholders approve a merger in which we are not the surviving company;

•	our stockholders approve a sale of substantially all of our assets;

•	our stockholders approve the complete liquidation or dissolution of us; or

•	we combine with any other company and following the combination, our stockholders have less than 50% of the voting stock of the combined company.

An acquisition of 50% or more of our voting stock by a signatory to the Stockholders Agreement will be a change in control if Mr. Patrick gives us notice that good reason has occurred after the transaction in which a signatory becomes the beneficial owner of 50% or more of the combined voting power of our stock. A bankruptcy under Chapter 11 is not a change in control.

The Patrick Employment Agreement defines “good reason” to mean the occurrence of any one or more of the following events:

•

any breach by us of the terms and conditions of the Patrick Employment Agreement, or any extensions, affecting Mr. Patrick’s salary and bonus compensation, employee benefits, stock awards or the loss of any of his titles or positions with us;

•	a significant diminution of his duties and responsibilities;

•	the assignment to him of any duties inconsistent with his duties and responsibilities existing at the time of a change in control;

•	any purported termination of his employment by us other than as permitted by the Patrick Employment Agreement;

•	the relocation of our principal office or his own office to any place outside an area which is within 25 miles of our current principal office in Columbus, Georgia; or

•

the failure of any of our successors to expressly assume and agree to discharge our obligations to him under the Patrick Employment Agreement or any extensions, in form and substance satisfactory to him.

A bankruptcy under Chapter 11 is not considered good reason.

Restrictive Covenants

Mr. Patrick has agreed, that for a period of two years following the cessation of his employment for any reason, he will not:

•	directly or indirectly divulge or make use of any confidential information or trade secrets belonging to us, so long as the information remains a trade secret or remains confidential;

•	compete with us (within the 36 states listed in the Patrick Employment Agreement) by performing activities of the type performed by him within one year prior to his termination;

•	perform activities of the type which in the ordinary course of business would involve the utilization of confidential information or trade secrets protected from disclosure;

•

directly or indirectly solicit or attempt to solicit any business in competition with us from any of our customers or vendors with whom he had material contact during the last year of his employment with us; and

•	directly or indirectly solicit or attempt to solicit any of our employees for the purpose of encouraging, enticing, or causing the employee to terminate employment with us.

Separation Agreements

In 2003, we entered into separation agreements with Fred W. Van Noy, our Senior Vice President and Chief Operating Officer, and Anthony J. Rhead, our Senior Vice President—Entertainment and Digital (the “Separation Agreements”). For purposes of the following description, we refer to Messrs. Van Noy and Rhead as the “executives.” We intend to enter into similar agreements with our other NEOs, Messrs. Hare and Champion.

Payments Made Upon Termination Without Cause or Resignation for Good Reason

If we at any time terminate the executive without cause (as defined below) or if he resigns for good reason (as defined below) either in anticipation of a change in control (as defined below) or within two years after a change in control, he will be entitled to a severance payment equal to two times his base salary, which will be paid in 24 equal monthly installments following his termination of employment. The base salary amount to be used in calculating the severance payment equals the base salary amount in effect on the day before his employment terminates or, if higher, his highest base salary which was in effect on any date in the one-year period ending on the date his employment terminates.

In addition, all of his options will become exercisable as of the date his employment terminates and remain outstanding for the term of the option, as if no termination of employment had occurred. All of the restrictions on any restricted stock granted to the executive shall expire, and the executive’s restricted stock shall become non-forfeitable as of his termination of employment. Finally, each executive shall be entitled to continued welfare benefits for two years following his termination of employment.

Based on Mr. Van Noy’s and Mr. Rhead’s 2006 base salaries, if on December 31, 2006, they were terminated without cause or resigned for good reason either in anticipation of a change in control or within two years after a change in control, they would have been entitled to severance payable over two years equal to $650,000 and $450,000, respectively. In addition, assuming Messrs. Van Noy and Rhead continue to receive welfare benefits for such two-year period, we would incur expenses of approximately $29,443 and $28,410, respectively, for such benefits.

Messrs. Van Noy and Rhead each also hold options to purchase 35,000 shares of our stock for $35.63 per share (information regarding the executives’ total option holdings are contained in the Outstanding Equity Awards at 2006 Fiscal Year-End table above). Currently, options with respect to 23,334 shares are exercisable while options with respect to the remaining 11,666 shares will become exercisable on December 31, 2007. If, prior to December 31, 2007, Messrs. Van Noy or Rhead were terminated without cause or resigned for good reason either in anticipation of a change in control or within two years after a change in control, the remaining 11,666 options would become immediately exercisable. As of December 31, 2006, the exercise price of $35.63 per share, for these 11,666 accelerated options, would have exceeded the closing market price of our common stock of $20.39 on December 29, 2006.

Taxes

If either executive is subject to a “parachute” excise tax under § 280G or § 4999 of the Code, then he agrees to waive up to $10,000 otherwise owed to him in order to avoid excise tax. If more than $10,000 would need to be waived to avoid such excise tax, then Carmike agrees to provide a gross-up payment for the executive. Assuming that the executives are terminated as of December 31, 2006, the executives would not be entitled to gross-up payments because neither executive would be subject to a “parachute” excise tax under § 280G or § 4999 of the Code.

Key Definitions

During the two-year period following a change in control, the Separation Agreements define “cause” to mean:

•

the executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or the executive otherwise engages in a fraudulent act or course of conduct which has a material and adverse effect on us;

•

there is any act or omission by the executive involving malfeasance or gross negligence in the performance of his duties and responsibilities, or the exercise of his powers as an executive, where such act or omission actually has a material and adverse effect on our business;

•	the executive breaches any of the restrictive covenants described below and such breach has a material and adverse effect on us; or

•	the executive violates any provision of our code of conduct if the consequence to such violation clearly would have been a termination of an employee by us.

Prior to a change in control or after the two-year period following a change in control, the Separation Agreements define “cause” to mean:

•

the executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or the executive otherwise engages in a fraudulent act or course of conduct;

•

there is any act or omission by the executive involving malfeasance or negligence in the performance of his duties and responsibilities, or the exercise of his powers as an executive, where such act or omission is reasonably likely to materially and adversely affect on our business;

•	the executive breaches any of the restrictive covenants described below; or

•	the executive violates any provision of our code of conduct if the consequence to such violation ordinarily would be a termination of the employee by us.

The Separation Agreements define “change in control” to mean:

•	a change in control within the meaning of Section 14(a) of the Securities Exchange Act of 1934, as amended;

•

any person or group (other than a signatory to the Stockholders Agreement or a person or group which acquires stock in a transaction with a signatory to the Stockholders Agreement) becomes the beneficial owner of 45% or more of the combined voting power of our common stock;

•	a majority of our Board of Directors is replaced within a two-year period by directors not approved by 2/3 of the existing Board;

•	our stockholders approve a merger in which we are not the surviving company;

•	our stockholders approve a sale of 50% or more of our assets or business;

•	our stockholders approve the dissolution or liquidation of us; or

•

we combine with another company unless following the combination, our stockholders have more than 60% of the common stock of the combined company in substantially the same proportions in which they owned our stock.

During the two-year period following a change in control, the Separation Agreements define “good reason” to mean:

•	a reduction in the executive’s base salary or a reduction in the executive’s combined opportunity to receive any incentive compensation and bonuses;

•

a reduction in the scope, importance or prestige of the executive’s duties, responsibilities or authority (other than as a result of a mere change in the executive’s title if such change in title is consistent with our organizational structure following a change in control);

•

the transfer of the executive’s primary work site from the executive’s primary work site as of the date of the change in control to a new primary work site which is more than 10 miles from the executive’s then current primary work site (with certain exceptions); or

•

we fail to continue to provide the executive the health and welfare benefits, deferred compensation benefits, executive perquisites and stock option and restricted stock grants that are in the aggregate comparable in value to those provided to the executive immediately prior to the change in control.

Restrictive Covenants

For a period of two years following termination, the executives have agreed not to:

•

for purposes of competing with us, solicit or seek to solicit any of our suppliers with whom the executive had a personal business interaction, at any time during the two years prior to the termination of the executive’s employment;

•

employ or seek to employ any Carmike employee serving in an executive, managerial, or supervisory capacity during the term of the executive’s employment, with whom the executive had business dealings during the two years prior to the termination of the executive’s employment, unless such employee has ceased to be employed by us for a period of at least one year;

•	use or disclose any trade secret that the executive may have acquired during the term of his employment for so long as such information remains a trade secret; or

•	use or disclose any confidential or proprietary information that the executive may have acquired during the term of, in the course of, or as a result of his employment.

If we breach our obligations to an executive under his Separation Agreement, the period for these restrictive covenants will be shortened to one year following termination.

2004 Incentive Stock Plan

Under the 2004 Incentive Stock Plan, our employees, directors and consultants are eligible to receive equity-based awards including incentive stock options, non-incentive stock options, stock appreciation rights, stock awards and stock units.

Under the 2004 Incentive Stock Plan, as of the effective date of a change in control (as defined below), all options and all stock appreciation rights become exercisable, and all stock grants and stock unit grants vest. If required in the agreement effecting a change in control, the Board of Directors can cancel all options, stock appreciation rights, stock grants or stock unit grants after providing holders a reasonable period to exercise options and stock appreciation rights and to take any action necessary to receive stock subject to stock grants or cash payable under stock unit grants. However, any grant subject to a performance goal shall vest only to the extent of such performance goal unless the performance goal has been exceeded, and then it will vest to the extent the goal has been exceeded.

Currently, the 12,500 shares of restricted stock (7,500 granted on March 31, 2006 and 5,000 granted on August 30, 2006) granted to Richard B. Hare, our Senior Vice President—Finance, Treasurer and Chief Financial Officer, under the 2004 Incentive Stock Plan, represent the only outstanding unvested stock grants to our NEOs under the 2004 Incentive Stock Plan. Assuming a change in control occurred as of December 31, 2006, Mr. Hare would have become immediately vested in all 12,500 shares of restricted stock. The value of Mr. Hare’s 12,500 shares of restricted stock as of December 31, 2006 would have been $254,875.

Under a predecessor to the 2004 Incentive Stock Plan, Messrs. Van Noy and Rhead were granted options to purchase 35,000 shares of our stock for $35.63 per share (information regarding the executives’ total option holdings are contained in the Outstanding Equity Awards at 2006 Fiscal Year-End table above). Currently, options with respect to 23,334 shares are exercisable while options with respect to the remaining 11,666 shares will become exercisable on December 31, 2007. If, as of December 31, 2006, Messrs. Van Noy or Rhead were terminated without cause or resigned for good reason either in anticipation of a change in control or within two years after a change in control, the remaining 11,666 options would become immediately exercisable. As of December 31, 2006, the exercise price of $35.63 per share for these 11,666 accelerated options would have exceeded the closing market price of our common stock of $20.39 on December 29, 2006.

Additional information regarding these grants can be found in the Outstanding Equity Awards at 2006 Fiscal Year-End table above.

Under the 2004 Incentive Stock Plan, a “change in control” means:

•	a change in control within the meaning of Section 14(a) of the Securities Exchange Act of 1934, as amended;

•	a person or group becomes the beneficial owner of 30% or more of combined voting power of our common stock;

•	a majority of our Board of Directors is replaced over a 2-year period by directors not nominated by at least 2/3 of the existing directors;

•	our stockholders approve a reorganization, merger, consolidation or exchange which results in our shares being exchanged for securities of another corporation;

•	our stockholders approve a dissolution or liquidation of us;

•	our stockholders approve a sale of 50% or more of our assets or business; or

•

our stockholders approve a reorganization, merger or consolidation and following such transaction our stockholders do not own more than 60% of the resulting entity in substantially the same proportions in which they owned our stock.

No change in control will occur if a person who was a signatory to the Stockholders Agreement becomes a beneficial owner of 30% or more of combined voting power of our stock in a transaction with one or more other signatories of the Stockholders Agreement.

Deferred Compensation Program

As described previously, we maintain a funded deferred compensation program for all of our senior executives, including the NEOs, pursuant to which we pay additional cash compensation equal to 10% of the NEOs’ annual taxable compensation (including equity-based compensation). (At its March 2007 meeting, the Compensation and Nominating Committee amended the program, subject to completion of final documentation, to provide that payments will equal 10% of the executives’ cash salary and actual cash bonus. Equity compensation will no longer be included in the base amount.) We direct this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. This additional cash compensation is included in each participant’s taxable income for the year in which it is paid.

The deferred compensation agreements for the NEOs are not affected in any way by a change in control of Carmike. A successor to Carmike will be obligated to continue making payments under the deferred compensation agreements until the earlier of an NEO’s termination of employment or the date on which the NEO is eligible for payment from the trust under the NEO’s agreement. An NEO, or his beneficiary, is eligible for payment from the trust upon his death, disability or reaching age 70; however, the NEO may also make an election to commence distributions after age 60 but before age 70.

Information regarding the amounts earned by the NEOs during 2006 and the aggregate balance of all assets held in trust as of December 31, 2006 are set forth above in the Summary Compensation Table in the “All Other Compensation” column and in the Nonqualified Deferred Compensation table.

COMPENSATION OF DIRECTORS

During fiscal year 2006, our non-employee directors received annual cash compensation consisting of a $30,000 retainer and $1,000 per-meeting for participation in meetings of the Board of Directors and its committees. Members of the Audit Committee (other than the chairman) received a retainer of $7,500 and the Chairman of the Audit Committee received a $12,500 retainer. The Chairman of the Compensation and Nominating Committee received a $7,500 retainer. Our lead independent director received an annual retainer of $7,500. Our employees do not receive any additional compensation for serving on the Board of Directors.

Our non-employee directors also receive annual equity compensation consisting of 2,500 restricted shares of our common stock issued at each annual meeting of stockholders and vesting in full at our next annual meeting of stockholders. We also provide our non-employee directors a one-time grant of options to purchase 5,000 shares of our common stock upon their initial election to the Board of Directors. Our policy of granting options to new non-employee directors was generally approved by the Board of Directors in connection with the establishment of our overall non-employee director compensation package and thus the specific grant of any such options to new non-employee directors occurs automatically on the date of such director’s initial election to the Board. In addition, the option exercise price has been equal to or higher than the closing price of our common stock on the Nasdaq Global Market on the grant date.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($)		Total ($)
Alan J. Hirschfield (4)	80,500	18,104	—	—		98,604
S. David Passman III (5)	93,000	18,104	—	50,000	(6)	161,104
Carl L. Patrick, Jr.	52,000	18,104	—	—		70,104
Roland C. Smith (7)	63,500	18,104	—	—		81,604
Patricia A. Wilson	93,500	18,104	—	—		111,604
Kevin D. Katari (8)	7,887	14,700	49,000	—		71,587
James J. Gaffney (8)	51,113	—	—	—		51,113

(1)	Michael W. Patrick, our President, Chief Executive Officer and Chairman of the Board of Directors, and Fred W. Van Noy, our Senior Vice President and Chief Operating Officer, are not included in this table as they are employees of Carmike and thus receive no compensation for their services as directors. The compensation received by Messrs. Patrick and Van Noy as our employees are shown in the Summary Compensation Table above.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R, and thus includes amounts from stock awards granted in and prior to 2006. As of December 31, 2006, each director (other than our former director Mr. Gaffney who has none) has outstanding 2,500 unvested shares of restricted stock, which will vest at our 2007 Annual Meeting of Stockholders. The grant date fair value of each award of 2,500 shares of restricted stock, computed in accordance with FAS 123R, equals $51,450. (In accordance with FAS 123R, the fair market value of the award on the date of grant is calculated using the closing price on the date of grant as reported on the Nasdaq Global Market.) The assumptions made in connection with the valuation of these awards are described in Note 12 to the notes to our consolidated financial statements in our 2006 Annual Report on Form 10-K.

(3)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R, and thus includes amounts from option awards granted in and prior to 2006. As of December 31, 2006, each director (other than Mr. Carl Patrick who has none) has outstanding 5,000 options which were vested as of their grant date. The grant of 5,000 options to Mr. Katari, on October 20, 2006, represents the only grant of options to a director during 2006. The grant date fair value of Mr. Katari’s 5,000 options, computed in accordance with FAS 123R, equals $49,000. The assumptions made in connection with the valuation of these awards are described in Note 12 to the notes to our consolidated financial statements in our 2006 Annual Report on Form 10-K.

(4)	Mr. Hirschfield is the Chairman of the Audit Committee.

(5)	Mr. Passman is the lead independent director.

(6)	In recognition of Mr. Passman’s extraordinary contributions in his roles as the lead independent director and the audit committee financial expert during our 2006 restatement of previously issued financial statements and lease accounting review, Mr. Passman was paid additional cash compensation in January 2007 in the amount of $50,000.

(7)	Mr. Smith is the Chairman of the Compensation and Nominating Committee.

(8)	Mr. Katari was elected to the Board of Directors on October 20, 2006 following Mr. Gaffney’s determination not to stand for reelection to the Board of Directors at our 2006 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement for the 2007 Annual Meeting of Stockholders and, based on this review and these discussions with management, the Compensation and Nominating Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement for the 2007 Annual Meeting of Stockholders for filing with the SEC.

By the Compensation and Nominating Committee:	Roland C. Smith, Chairman
S. David Passman III
Patricia A. Wilson
April 13, 2007

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the “Acts”), except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related party transactions. Although we have not entered into any financial transactions with any immediate family member of a director or executive officer of Carmike, if we were to do so, any such transaction would need to be reviewed and approved by our Audit Committee. A report is made to our Audit Committee annually by our management and our independent auditor disclosing any known related party transactions. No reportable transactions occurred during fiscal 2006.

COMPENSATION AND NOMINATING COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation and Nominating Committee are Messrs. Smith and Passman and Ms. Wilson. None of the members of the Compensation and Nominating Committee during 2006 has ever been one of our officers or employees. In addition, none of our executive officers serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or on the Compensation and Nominating Committee.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for action at the meeting. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

INDEPENDENT ACCOUNTANTS

On August 29, 2006, PricewaterhouseCoopers, LLP (“PwC”), our independent registered public accounting firm for the year ended December 31, 2005, resigned from this role. The reports of PwC on the consolidated financial statements of Carmike for Carmike’s fiscal years ended December 31, 2005 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

On September 18, 2006, the Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) as Carmike’s independent registered public accounting firm for the year ended December 31, 2006. Representatives of Deloitte are expected to be present at the meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders. We anticipate that Deloitte will serve as Carmike’s independent registered public accounting firm for the year ending December 31, 2007.

During Carmike’s fiscal years ended December 31, 2005 and 2004, and through August 29, 2006, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on Carmike’s financial statements for such years.

During the fiscal years ended December 31, 2005 and 2004 and through September 18, 2006, neither Carmike nor anyone on Carmike’s behalf consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Carmike’s financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event as defined in Item 304(a) of Regulation S-K.

There were no “reportable events” described in Item 304(a)(1)(v) of Regulation S-K during Carmike’s fiscal years ended December 31, 2005 and 2004 and through August 29, 2006, except for the existence of certain previously reported material weaknesses in Carmike’s internal control over financial reporting which are described below.

A material weakness is a control deficiency or a combination of control deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. As previously reported and discussed in Item 4, “Controls and Procedures” in Carmike’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2006 and March 31, 2006, and in Item 9A, “Controls and Procedures” in Carmike’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, Carmike’s management concluded that the following four material weaknesses existed as of June 30, 2006, March 31, 2006 and December 31, 2005:

1. Carmike did not maintain a sufficient complement of personnel with appropriate skills, training and company-specific experience in the selection, application and implementation of generally accepted accounting principles commensurate with its financial reporting requirements. This control deficiency contributed to the material weaknesses described below.

2. Carmike did not maintain effective control over the recording and processing of journal entries in its financial reporting process. Specifically, effective controls were not designed and in place to ensure the completeness and accuracy of supporting schedules and underlying data for routine journal entries and journal entries recorded as part of Carmike’s period-end closing and consolidation process related to all significant accounts and disclosures. This control deficiency resulted in the restatement of Carmike’s interim consolidated financial statements for the first three quarters of 2005 and audit adjustments to Carmike’s 2005 annual consolidated financial statements to correct errors related to the recording of directors fees, discount ticket revenue, capitalized interest, deferred taxes and compensation expense primarily affecting accounts payable, general and administrative expense, admissions revenue, deferred income, interest expense, property, plant and equipment, accrued expenses and paid-in capital.

3. Carmike did not maintain effective controls over the accounting for leases. Specifically, Carmike’s controls over Carmike’s selection, application and monitoring of Carmike’s accounting policies related to the effect of lessee involvement in asset construction, lease modifications, amortization of leasehold improvements, and deferred rent were not effective to ensure the accurate accounting for leases entered into. This control deficiency resulted in the restatement of Carmike’s 2004 and 2003 annual consolidated financial statements and Carmike’s interim consolidated financial statements for the first three quarters of 2005 and all 2004 quarters and audit adjustments to the 2005 consolidated financial statements to correct errors related to lease accounting primarily affecting property, plant and equipment, financing obligations, deferred rent, rent expense, interest expense and depreciation expense.

4. Carmike did not maintain effective controls over the completeness and accuracy of income taxes. Specifically, Carmike did not maintain effective controls over the preparation and review of income taxes payable, deferred income tax assets and liabilities and the related income tax provision. This control deficiency also resulted in the restatement, discussed in Note 18 to the consolidated financial statements, of Carmike’s consolidated financial statements, reported in Carmike’s Form 10-K/A Amendment No. 2 for the years ended December 31, 2003 and 2004 and its consolidated financial statements for the quarters ended March 31 and June 30, 2005, as well as adjustments to Carmike’s consolidated financial statements for the quarter ended September 30, 2005.

At December 31, 2006, some of these material weaknesses were remediated and no longer constituted material weaknesses. For a discussion of material weaknesses existing at December 31, 2006, stockholders should review Item 9A in our 2006 Annual Report on Form 10-K.

The Audit Committee of Carmike’s Board of Directors discussed the material weaknesses described above with PwC, and Carmike authorized PwC to respond fully to the inquiries of Deloitte concerning the subject matter of the material weaknesses described above or any other matters.

COMPENSATION PLANS

The following table presents information as of December 31, 2006 about our common stock that may be issued upon the exercise of outstanding options, warrants and rights under our 2002 Stock Plan and our 2004 Incentive Stock Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by stockholders:
2002 Stock Plan (1)	293,000	N/A	15,640
2004 Incentive Stock Plan (2)	283,750	28.78	1,096,250
Total/Weighted Average	576,750	28.78	1,111,890
Equity compensation plans not approved by stockholders:	None	None	None

Total	576,750		1,111,890

(1)	A total of 1,000,000 shares were available for issuance under the 2002 Stock Plan. Under the 2002 Stock Plan, 780,000 shares were granted to Michael W. Patrick, our President, Chief Executive Officer and Chairman. Mr. Patrick’s employment agreement with us provides that we will issue and/or deliver to him 260,000 shares of our common stock on each of the third, fourth, and fifth anniversary dates of January 31, 2002. We delivered 260,000 shares on January 31, 2005, 260,000 shares on January 31, 2006 and 260,000 shares in January 31, 2007. In addition, we approved restricted stock grants of 254,630 shares to our other executive officers. As of January 31, 2007, an aggregate of 204,360 shares were earned for performance in 2002, 2003 and 2004, and 15,640 were forfeited.

(2)	On March 31, 2004, the Board of Directors adopted, and on May 21, 2004 the stockholders approved, the 2004 Incentive Stock Plan, a successor to the Employee and Consultant Long-Term Stock Incentive Plan and the Non-Employee Directors Long-Term Stock Incentive Plan. As of the date of the 2004 Incentive Stock Plan’s adoption, 350,000 options were outstanding under these predecessor plans. These options remained outstanding under the 2004 Incentive Stock Plan following its adoption. As of December 31, 2006, 80,000 of these options had been forfeited. Accordingly, 330,000 of the options listed as outstanding in the table above were granted under these predecessor plans. Also included are 2,500 shares of restricted stock that have been granted to each of our outside directors in accordance with our annual equity compensation policy for non-employee directors. The Compensation and Nominating Committee (or a similar committee) under the 2004 Incentive Stock Plan may grant stock options, stock grants, stock units, and stock appreciation rights to certain eligible employees and to outside directors. There are 1,111,890 shares of our common stock remaining available for issuance pursuant to grants made under the 2004 Incentive Stock Plan in addition to shares which may be forfeited under the Employee Incentive Plan and the Directors Incentive Plan. No further grants shall be made under the Employee Incentive Plan or the Directors Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Carmike’s directors and executive officers, and persons who beneficially own more than 10% of any class of Carmike’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of Carmike. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Carmike with copies of all Section 16(a) reports they file. To Carmike’s knowledge, based solely on a review of the copies of such reports furnished to Carmike and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended December 31, 2006 except as noted herein. One late Form 4 was filed by Michael W. Patrick, President, CEO and a Director, on May 8, 2006, to report 260,000 shares issued to him on January 31, 2006 pursuant to his employment agreement dated January 31, 2002, and to report the 110,374 shares delivered to Carmike to satisfy the tax withholding obligation; and one late Form 3 was filed by Jeff A. Cole on November 7, 2006, to report his designation on October 20, 2006 as an Executive Officer required to file forms with the SEC pursuant to Section 16 of the Exchange Act.

Stockholder Proposals

Any stockholder of Carmike who wishes to present a proposal at the 2008 Annual Meeting of Stockholders of Carmike and who wishes to have such proposal included in Carmike’s proxy statement for that meeting must deliver a copy of such proposal to Carmike at 1301 First Avenue, Columbus, Georgia 31901, Attention: Corporate Secretary, for receipt not later than December 18, 2007. Carmike reserves the right to decline to include in Carmike’s proxy statement any stockholder’s proposal that does not comply with the rules of the SEC for inclusion therein.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2008 Annual Meeting of Stockholders, management will be able to vote proxies in its discretion if Carmike: (1) receives notice of the proposal before the close of business on March 3, 2008, and advises stockholders in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on March 3, 2008. Notices of intention to present proposals at the 2008 Annual Meeting of Stockholders should be addressed to: Corporate Secretary, Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901.

Stockholder Communications with the Board of Directors

The independent members of Carmike’s Board of Directors have adopted a formal process by which stockholders may communicate with the Board of Directors. Stockholders who wish to communicate with the Board of Directors as a group, the Lead Director or the non-management directors as a group may do so by sending written communications addressed to the Corporate Secretary of Carmike Cinemas, Inc., Attention: Board of Directors, 1301 First Avenue, Columbus, Georgia 31901. This information is also contained on Carmike’s website at www.carmike.com.

Annual Report

Carmike is providing a copy of our 2006 Annual Report to stockholders (including the consolidated financial statements, schedules and amendments thereto but excluding exhibits) to all stockholders with this proxy statement.

Carmike will provide without charge a copy of the 2006 Annual Report on Form 10-K filed with the SEC (including the consolidated financial statements, schedules and amendments thereto but excluding exhibits) upon written request to the Corporate Secretary, Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901.

Householding

As permitted by the Exchange Act, only one copy of this proxy statement and Carmike’s 2006 Annual Report are being delivered to stockholders residing at the same address, unless such stockholders have notified

Carmike of their desire to receive multiple copies of the proxy statement or annual report. Carmike will promptly deliver, upon oral or written request, a separate copy of the annual report or proxy statement, as applicable, to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporate Secretary, by phone (706) 576-3400 or by fax at (706) 576-3419 or by mail to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901.

Stockholders residing at the same address and currently receiving only one copy of the proxy statement or annual report may contact the Corporate Secretary by fax at (706) 576-3419 or by mail to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901, to request multiple copies in the future. Stockholders residing at the same address and currently receiving multiple copies may contact Investor Relations to request that only a single copy of the proxy statement and annual report be mailed in the future.

YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preference by marking the appropriate boxes on the enclosed proxy card.

APPENDIX A

CARMIKE CINEMAS, INC.

ANNUAL EXECUTIVE BONUS PROGRAM

§ 1

PURPOSE

The purpose of the Program is to give each participant the opportunity to receive an annual bonus for each Fiscal Year payable in cash if, and to the extent, the Committee determines that the Performance Goals set by the Committee for such Participant for such year have been met.

§ 2

DEFINITIONS

2.1. Business Criteria. The term “Business Criteria” for purposes of this Program means, the following or any variations of the following: (1) Carmike’s return over capital costs or increases in Carmike’s return over capital costs, (2) Carmike’s total earnings or the growth in such earnings, (3) Carmike’s consolidated earnings or the growth in such earnings, (4) Carmike’s earnings per share or the growth in such earnings, (5) Carmike’s net earnings or the growth in such earnings, (6) Carmike’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) Carmike’s earnings before interest and taxes or the growth in such earnings, (8) Carmike’s consolidated net income or the growth in such income, (9) the value of Carmike’s common stock or the growth in such value, (10) Carmike’s stock price or the growth in such price, (11) Carmike’s return on assets or the growth on such return, (12) Carmike’s consolidated cash flow, theatre level cash flow or the growth in such cash flow, (13) Carmike’s total shareholder return or the growth in such return, (14) Carmike’s expenses or the reduction of Carmike’s expenses, (15) Carmike’s admissions or concessions revenue or the growth in such revenue, (16) Carmike’s admissions pricing, concessions pricing and film rent or changes in such items, (17) Carmike’s overhead ratios or changes in such ratios, (18) Carmike’s expense-to-sales ratios or the changes in such ratios, (19) Carmike’s economic value added or changes in such value added, (20) Carmike’s capital structure (debt or equity) or changes to such capital structure, and (21) Carmike’s overall financial condition as measured by reference to one or more covenants contained in debt instruments to which Carmike is a party from time to time. In addition, to the extent consistent with the goal of providing for deductibility under § 162(m) of the Code, “Business Criteria” may be based upon a Participant’s attainment of personal objectives with respect to any of the foregoing Business Criteria, or (A) implementing policies, plans or systems (tangible and intangible), (B) negotiating or completing transactions, (C) developing long-term business goals or exercising managerial responsibility, (D) developing new business lines, (E) hiring personnel and (F) training personnel.

2.2. Carmike. The term “Carmike” for purposes of this Program means Carmike Cinemas, Inc., a Delaware corporation, its wholly-owned subsidiaries and any successor to Carmike.

2.3. Code. The term “Code” for purposes of this Program means the Internal Revenue Code of 1986, as amended from time to time.

2.4. Committee. The term “Committee” for purposes of this Program means the Compensation and Nominating Committee of the Board of Directors of Carmike, or, if all the members of such Committee fail to satisfy the requirements to be an “outside director” under § 162(m) of the Code, a sub-committee of such committee which consists solely of members who satisfy such requirements.

2.5. Covered Executive. A “Covered Executive” for purposes of this Program means for each Fiscal Year Carmike’s chief executive officer and its four other executive officers who are treated under § 162(m) of the Code as a “covered employee” for such Fiscal Year.

2.6. Fiscal Year. The term “Fiscal Year” for purposes of this Program means Carmike’s fiscal year.

2.7. Participant. The term “Participant” for purposes of this Program means for each Fiscal Year each individual who is designated as such by the Committee under § 3.

2.8. Performance Goals. The term “Performance Goals” for purposes of this Program means the goal, or the combination of goals, set under § 4 by the Committee for each Participant for each Fiscal Year with respect to the Business Criteria selected by the Committee for such Fiscal Year.

2.9. Program. The term “Program” means this Carmike Cinemas, Inc. Annual Executive Bonus Program as in effect from time to time.

§ 3

PARTICIPATION

The Committee for each Fiscal Year shall have the right to designate any executive officer of Carmike, including Carmike’s chief executive officer, and any other employee of Carmike who the Committee deems a key employee as a Participant in this Program provided such designation is made no later than 90 days after the beginning of such Fiscal Year.

§ 4

PERFORMANCE GOALS

The Committee shall set in writing the Performance Goals for each Participant for each Fiscal Year no later than 90 days after the beginning of such Fiscal Year based on such Business Criteria as the Committee deems appropriate under the circumstances. The Committee shall have the right to use different Business Criteria for different Participants, and the Committee shall have the right to set different Performance Goals for Participants whose goals look to the same Business Criteria. The Business Criteria for a Participant who is Carmike’s chief executive officer shall be based on Carmike’s company-wide performance while the Business Criteria for each other Participant may be based on company-wide performance, division-specific performance, department-specific performance, region-specific performance, personal performance or on any combination of such criteria. When the Committee sets the Performance Goals for a Participant, the Committee shall establish the general, objective rules which the Committee will use to determine the extent, if any, that a Participant’s Performance Goals have been met and the specific, objective rules, if any, regarding any exceptions to the use of such general rules, and any such specific, objective rules may be designed as the Committee deems appropriate to take into account any extraordinary or one-time or other non-recurring items of income or expense or gain or loss or any events, transactions or other circumstances that the Committee deems relevant in light of the nature of the Performance Goals set for the Participant or the assumptions made by the Committee regarding such goals.

§ 5

CERTIFICATION

The Committee at the end of each Fiscal Year shall certify the extent, if any, to which the Performance Goals set for each Participant for such Fiscal Year have been met and shall determine the bonus payable to each Participant based on the extent, if any, to which he or she met his or her Performance Goals. However, the Committee shall have the right to reduce the bonus determined under this § 5 to the extent that the Committee acting in its discretion determines that the Performance Goals set for a Participant for a Fiscal Year no longer were appropriate for such Participant at the end of such Fiscal Year. If the Committee certifies that a bonus is payable to a Participant for any Fiscal Year, such bonus shall be paid in cash as soon as practical after such certification has been made. However, no Participant shall have a right to the payment of a bonus for any Fiscal Year if his or her employment with Carmike has terminated for any reason whatsoever before the date the bonus is actually paid unless the Committee in the exercise of its absolute discretion affirmatively directs Carmike to pay such bonus to, or on behalf of, such Participant.

§ 6

BONUS CAP

No bonus shall be paid to any Participant for any Fiscal Year under this Program to the extent such bonus would exceed 200% of the Participant’s base salary paid to the Participant during such Fiscal Year or $2 million, whichever is less. However, the Committee shall have the discretion to set a lower cap on the bonus payable to any Participant for any Fiscal Year.

§ 7

ADMINISTRATION

The Committee shall have the power to interpret and administer this Program as the Committee in its absolute discretion deems in the best interest of Carmike and the Committee to the extent practicable shall do so to protect Carmike’s right to deduct any bonus payable to a Covered Executive in light of § 162(m) of the Code.

§ 8

AMENDMENT AND TERMINATION

The Committee shall have the power to amend this program from time to time as the Committee deems necessary or appropriate and to terminate this program if the Committee deems such termination in the best interest of Carmike.

§ 9

9.1. General Assets. Any bonus payable under this Program shall be paid exclusively from Carmike’s general assets.

9.2. General Creditor Status. The status of each Participant with respect to his or her claim for the payment of a bonus under this Program shall be the same as the status of a general and unsecured creditor of Carmike.

9.3. No Assignment. No Participant shall have the right to assign or otherwise alienate or commute all or any part of the bonus which might be payable to such Participant under this Program, and any attempt to do so shall be null and void.

9.4. No Contract of Employment. The designation of any individual as a Participant in this Plan shall not constitute an agreement by Carmike to employ any such individual for any period of time or affect Carmike’s right to terminate his or her employment at any time and for any reason or for no reason.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY CARMIKE CINEMAS, INC.

COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS,

MAY 18, 2007

The undersigned hereby appoints MICHAEL W. PATRICK, FRED W. VAN NOY and LEE CHAMPION, and each of them, proxies with full power of substitution, to represent and to vote all the shares of the Common Stock of Carmike Cinemas, Inc. held of record by the undersigned on March 27, 2007 with respect to the Proposals set forth in this proxy and with discretionary authority on all other matters that come before the meeting, all as more fully described in the proxy statement received by the undersigned stockholder, at the Annual Meeting of Stockholders of Carmike Cinemas, Inc. to be held at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309-3521, at 9:00 a.m. local time, on Friday, May 18, 2007, and any adjournments thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1.  Election of Directors:                                          With-      For all

    Nominees:                                         For          hold        Except

                                                           ☐          ☐          ☐

    Michael W. Patrick, Alan J. Hirschfield, Kevin D. Katari, S. David

    Passman III, Carl L. Patrick, Jr., Roland C. Smith, Fred W. Van Noy

    and Patricia A. Wilson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	2. Approval of the Carmike Cinemas, Inc. Annual Executive Bonus Program	For ☐	Against ☐	Abstain ☐

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted “FOR” the above-stated Proposals.

Please sign exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date Date this Proxy in the box below. Stockholder sign above Co-holder (if any) sign above

                                é                                                                                                                                                   é

Detach above card, sign, date and mail in postage paid envelope provided.

CARMIKE CINEMAS, INC.

1301 First Avenue

Columbus, Georgia 31901-2109

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.